EXHIBIT 4.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 6, 2008, is by and among National Technical Systems, Inc., a California corporation ("Parent"), NTS Acquisition Corp., a California corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), ELA, LLC, a California limited liability company and wholly owned subsidiary of Parent ("Double Merger Subsidiary"), Elliott Laboratories, Inc., a California corporation (the "Company"), Thomas H. Parker ("Parker"), Edward J. Pavlu, III ("Pavlu"), Barry W. Klinger ("Klinger"), Gerard J. Grenier ("Grenier"), Thomas E. Wetzel ("Wetzel"), David W. Bare ("Bare"), and The Gerard J. Grenier Revocable Trust U/A/D July 24, 1986, as amended (the "Grenier Trust"), the holders of 100% of the outstanding capital stock of the Company (the "Shareholders"), and solely for certain purposes of this Agreement, Gerard J. Grenier in his capacity as the "Shareholders' Representative." Parent, Merger Subsidiary, Double Merger Subsidiary, the Company and the Shareholders are referred to collectively as the "Parties" and individually as a "Party;" Parent, Merger Subsidiary and Double Merger Subsidiary are referred to collectively as the "Parent Parties" and individually as a "Parent Party"; and the Shareholders are referred to collectively as the "Shareholder Parties" and individually as a "Shareholder Party." Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibit A to this Agreement.

WITNESSETH

WHEREAS, (i) the boards of directors of the Parent and Merger Subsidiary, (ii) the Board of Directors of the Company, and (iii) the Shareholders have approved the merger of Merger Subsidiary with and into the Company on the terms set forth in this Agreement (the "Merger");

WHEREAS, the boards of directors of Parent, Merger Subsidiary and the Company and the managers of Double Merger Subsidiary have approved the merger of the Company with and into the Double Merger Subsidiary as expeditiously as commercially reasonably possible following the Merger and as part of the Plan of Reorganization (as defined below) (such merger, the "Double Merger");

WHEREAS, for federal income tax purposes, consummations of the Merger and of the Double Merger in accordance with this Agreement are part of a single, integrated plan of reorganization ("Plan of Reorganization"), and it is intended that the Merger and Double Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

WHEREAS, following the Double Merger, Parent intends to transfer all the interests in Double Merger Subsidiary to NTS Technical Systems, a California corporation and direct, wholly-owned subsidiary of Parent, as permitted by Section 368(a)(2)(C) of the Code;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1       Merger and Surviving Corporation. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the California Corporations Code (the "CCC"), Merger Subsidiary shall be merged with and into the Company and the separate existence of Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

1.2       Effective Time of the Merger. The Merger shall become effective at the time (the "Effective Time") stated in a certified copy of the agreement of merger, in the form attached hereto as Exhibit B, to be filed with the Secretary of State of the State of California in accordance with the CCC (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5. The Parties' intent is to consummate the Merger as soon as practicable after the date hereof. Accordingly, the Parties shall use all commercially reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement. The Merger Filing does not include certain provisions contained in this Agreement, including, but not limited to, provisions relating to the calculation of the Net Closing Consideration, the Closing Working Capital, the Earn-Out and amounts that may be due and payable by the Parties pursuant to Article IX hereof. Notwithstanding anything contained in the Merger Filing, the terms of this Agreement shall govern the transactions contemplated hereby to the extent inconsistent with the terms of the Merger Filing. The Merger Filing is being made for the purpose of fulfilling the requirements of the CCC to consummate the Merger.

ARTICLE II

THE SURVIVING AND PARENT CORPORATIONS

2.1       Articles of Incorporation. The Articles of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided in the CCC.

2.2	Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective

Time shall be the Bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the CCC.

2.3       Directors. The directors of the Surviving Corporation shall be as designated in Schedule 2.3, and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.4       Officers. The officers of the Surviving Corporation shall be as designated in Schedule 2.4, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE III

CONVERSION OF SHARES IN THE MERGER

3.1       Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Subsidiary, Parent or any Shareholder:

(a)       The shares of the Company's Common Stock, no par value, issued and outstanding immediately prior to the Effective Time (the "Company Common Stock"), shall, subject to Sections 3.2 and 3.3, be converted into the right to receive in the aggregate and shall be exchangeable for:

(i)   [REDACTED] in cash (the "Cash Consideration"); and

(ii)  [REDACTED] in shares of the Common Stock no par value of Parent ("Parent Common Stock"), hereinafter referred to as the "Stock Consideration" and together with Cash Consideration, the "Gross Closing Consideration").

(iii) Except as specifically and expressly provided otherwise in this Agreement, all amounts payable and all other consideration deliverable to the Shareholders as such pursuant to this Agreement shall be paid or delivered to them, and all amounts payable and all other consideration deliverable by the Shareholders as such pursuant to this Agreement, shall be paid or delivered in proportion to the respective number of shares of Company Common Stock held by each Shareholder as of Closing as set forth on Schedule 5.2.

(b)       The Gross Closing Consideration (and proportionally the Cash Consideration and Stock Consideration) shall be reduced by an amount calculated as of the time of Closing equal to the sum, without duplication, of (1) the Comerica Debt (it being the understanding of the Parties that at Closing the Company will not have any funded Debt other than the Comerica Debt), or have any capitalized leases; and if as of the time of Closing the Company does have any funded Debt other than the Comerica Debt, or has any capitalized leases, then the Cash Consideration shall be reduced by the sum of (A) the outstanding balance of such other funded Debt as of the time of Closing plus (B) the liability with respect to such capitalized leases as of the time of Closing (as determined in accordance with GAAP), (2) unaccrued reorganization expenses of the Company (such as legal fees and other expenses described in Rev. Rul. 73-54, 1973 1 C.B. 187), and (3) without duplication of any portion of the principal balance of the Comerica Debt calculated at the time of Closing (the proceeds of which were used to pay such amounts) the amounts required to cash out all unexercised stock options, warrants and other rights to acquire capital stock of the Company in accordance with Section 3.1(g). The Company estimates that the sum of the amounts described in immediately preceding clauses (1), (2) and (3) of this Section 3.1(b) will be approximately $1,250,000 (hereinafter referred to as the "Net Liabilities"). Parent or Double Merger Subsidiary will assume and pay the Net Liabilities of the Company and succeed by merger to the cash, and all stock options, warrants and other rights to acquire capital stock of the Company will either be exercised before Closing in accordance with their existing terms or cashed out in accordance with Section 3.1(g).

(c)       The Gross Closing Consideration shall be increased (with the Cash Consideration and Stock Consideration increased proportionally) by any excess of the Working Capital of the Company at the time of Closing over the Working Capital of the Company on October 31, 2007, which, calculated based on the balance sheet of the Company as of such date, was $771,240. If the Working Capital of the Company, at the time of Closing (the "Closing Working Capital") is less than $771,240, then the Cash Consideration and the Stock Consideration shall be proportionally decreased by the difference. The Closing Working Capital shall be determined and calculated using the same principles, practices and methods as were used in determining the entries on the October 31, 2007 balance sheet of the Company and calculating the Company's Working Capital of $771,240 based thereon; provided, however, (i) any stock options, warrants and other rights to acquire capital stock of the Company exercised before Closing on a net issuance basis shall have no effect on Closing Working Capital (except that any employment tax liabilities and withholding tax obligations incurred by the Company as a result of such net issuance, and, for avoidance of doubt, any employment tax liabilities and withholding tax obligations incurred by the Company as a result of cashing out unexercised stock options, warrants and other rights to acquire capital stock of the Company in accordance with Section 3.1(g) hereof, shall be treated as current liabilities of the Company for purposes of calculating Closing Working Capital, to the extent not (x) paid or reimbursed out of the Cash Consideration payable to any such optionee or otherwise paid or (y) reimbursed by any such optionee) and (ii) the liabilities taken into account as current liabilities in the determination of Closing Working Capital (x) shall include the Estimated Accounting Method Change Tax Liability (as defined in Section 8.3(f)), but (z) shall exclude Net Liabilities that reduced Gross Closing Consideration pursuant to Section 3.1(b) above. The Closing Working Capital shall be determined in accordance with the following procedures:

(i)   Within 60 days after the Closing Date (or, if later, within 30 days after the day when Parent shall have received from the Shareholders' Representative the deliveries to Parent required by Section 8.3(f)(ii), Parent shall prepare and deliver to the Shareholders' Representative a written statement (the "Statement") setting forth in reasonable detail its calculation of the Closing Working Capital and supporting documentation for such calculation. The Shareholders' Representative shall assist and cooperate with Parent in obtaining all records and all other information within the possession or control of the Company that are reasonably required to prepare the Statement and, if requested, in preparing such Statement.

(ii)  During the 30-day period following the Shareholders' Representative's receipt of the Statement, the Shareholders' Representative and his representatives shall be allowed further access to and permitted to review Company books and records during normal business hours and make copies reasonably required of (i) the working papers of Parent and the Company relating to the preparation of the Statement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Statement. Provided that the Shareholders' Representative has timely received access to the Company's records as described herein, the Statement shall become final and binding upon the Parties on the thirtieth (30th) day following delivery thereof, except to the extent that the Shareholders' Representative gives written notice of disagreement with the Statement (the "Notice of Disagreement") to Parent prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail (based upon the documents provided by Parent to the Shareholders' Representative accompanying the Statement) the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of the Closing Working Capital is mathematically correct and/or has been prepared in accordance with the definition of Closing Working Capital), and (B) if independent auditors are engaged by the Shareholders' Representative in connection with the preparation of the Notice of Disagreement, be accompanied by a certificate of such independent auditors that they concur with each of the positions taken by the Shareholders' Representative in the Notice of Disagreement. If a Notice of Disagreement complying with the preceding sentence is received by Parent in a timely manner, then the Statement (as revised in accordance with clause (I) or (II) immediately below) shall become final and binding upon the Parties on the earlier of (I) the date Parent and the Shareholders' Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(iii) During the 20-day period following the delivery of a Notice of Disagreement, Parent and the Shareholders' Representative shall seek in good faith to resolve any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, Parent and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of the Shareholders' Representative's accountants relating to the preparation of the Notice of Disagreement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Notice of Disagreement. If, at the end of such 20-day period, the differences as specified in the Notice of Disagreement are not resolved, the Shareholders' Representative and Parent shall promptly select BDO Seidman, LLP (the "Accounting Firm") and submit to the Accounting Firm for review and resolution any and all matters which remain in dispute and which are properly included in the Notice of Disagreement. In resolving any disputed item, the Accounting Firm shall: (i) be bound by the provisions of this Section 3.1(c) and the definitions of Closing Working Capital; (ii) limit its review to matters still in dispute as specifically set forth in the Notice of Disagreement (and only to the extent such matters are still in dispute following such 20-day period); and (iii) further limit its review solely to whether the Statement has been prepared in accordance with this Section 3.1(c). The determination of any item that is a component of Closing Working Capital and is the subject of a dispute shall not, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed by the

Shareholders' Representative or Parent for any particular item in the Statement or the Notice of Disagreement (or, if different, the value claimed by the relevant Party at the end of such 20-day period). The Shareholders and Parent shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 20 days following the submission of such matters to the Accounting Firm. The Shareholders' Representative and Parent agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm's determination of Closing Working Capital pursuant to this Section 3.1(c) shall be borne, in its entirety, by the Party whose calculation of the Closing Working Capital as initially submitted to the Accounting Firm is furthest away from the Closing Working Capital as determined by the Accounting Firm. The Parties agree to use reasonable efforts to keep the Accounting Firm's fees and expenses below $25,000, and no amounts shall be incurred in excess of $25,000 absent the agreement of Shareholders' Representative and Parent. The fees and expenses of the Parent's independent auditors (if any) incurred in connection with the issuance of the Statement shall be borne by the Parent, and the fees and expenses of any independent auditors of the Shareholders' Representative incurred in connection with their review of the Statement shall be borne by the Shareholders. Accounting Firm fees owed by the Shareholders shall be deducted from the Holdback.

(d)       The Gross Closing Consideration shall be further adjusted by (A) a downward adjustment (with proportionate reduction of the Cash Consideration and Stock Consideration) (i) in an amount, not to exceed $75,000, in costs (which shall be reasonably documented) to Parent of the Registration Statement and structuring of the Merger and Double Merger as a reorganization within the meaning of Section 368(a)(1) of the Code, (ii) in the amount of $43,500 as an offset for unanticipated costs associated with a Company employee matter, and (iii) in the amount of $100,000 attributable to the lost benefit of a net operating loss and (B) an upward adjustment of an amount equal to 26.7% of 3% of the Net Closing Consideration related to noncompetition agreements executed by the Shareholders. The consideration to be delivered at Closing shall be the Gross Closing Consideration, as adjusted pursuant to Section 3.1(b), (c) and (d) above (the "Net Closing Consideration").

(e)       At or before the Closing, Parent and the Company shall agree upon an estimate of the Net Closing Consideration (the "Estimated Net Closing Consideration"), and the respective amounts to be delivered at Closing of Stock Consideration and Cash Consideration shall be determined based upon the Estimated Net Closing Consideration. If the final Net Closing Consideration is greater than the Estimated Net Closing Consideration, Parent shall, within five Business Days after the final determination of Closing Working Capital, make payment to the Shareholders (i) of [REDACTED] of the difference in the form of Parent Common Stock (determining the number of shares of Parent Common Stock in the same manner as specified in Section 3.1(f)), and (ii) the balance by wire transfer or check of immediately available funds of the amount of such excess, together with interest thereon at the rate of 6% per annum (the "Rate"), calculated on the basis of the actual number of days elapsed and a 360-day year, from the Closing Date until the date of actual payment, compounded annually. If the Net Closing Consideration as finally determined is (i) less than the Estimated Net Closing Consideration and (ii) the amount of such difference is $50,000 or less, then the Holdback shall be reduced by such difference. If the Net Closing Consideration, as finally determined is

(A) less than the Estimated Net Closing Consideration and (B) the amount of such difference is more than $50,000, then Parent shall reduce the Holdback by $50,000 and the Shareholders shall, within five Business Days after the final determination of Closing Working Capital, make payment to Parent of such excess greater than $50,000 by wire transfer of immediately available funds or, at the Shareholders' discretion, Stock Consideration previously received by them, pro rata, having a value up to 45% of the amount owed (the number of shares to be determined in the same manner as in Section 3.1(f)), together with interest thereon at the Rate, calculated on the basis of the actual number of days elapsed and a 360 day year, from the Closing Date to the date of actual payment, compounded annually. If any amounts are owed by the Shareholders to Parent under this Section 3.1(e) and the same are not paid promptly by the Shareholders upon Parent's request when due, Parent may at its sole discretion proceed against the cash portion of the Holdback as defined in Section 3.7 in order to recover such amounts or proceed directly against the Shareholders.

(f)        The Estimated Net Closing Consideration shall be paid [REDACTED] in Cash Consideration and [REDACTED] in Stock Consideration, determining the value of Parent Common Stock and hence the number of shares thereof to be delivered at Closing based on the average closing price during the 20 trading days immediately preceding the Closing, after excluding the highest and the lowest trading day closing stock prices (the "Closing Date Value"). The Estimated Net Closing Consideration shall be in accordance with Exhibit C. In no event, however, will the Net Closing Consideration in the form of Cash Consideration (including cash subject to the Holdback and including debt and expenses assumed and amounts paid for options, warrants and other rights) exceed [REDACTED]. The Parties intend the combination of the Merger and Double Merger to qualify as a tax-free reorganization and, to the extent consistent therewith, the Parties may agree in their reasonable discretion to adjust the consideration as between cash and Parent Common Stock delivered at Closing and the portions thereof subject to the "Holdback" as provided in Section 3.7.

(g)       The Company shall use its best efforts to cause any stock options, warrants and other rights to acquire Company Common Stock outstanding immediately before Closing to terminate immediately before Closing. Each holder of any stock option, warrant, or other right cashed out pursuant to this Section 3.1(g) shall execute and deliver to Parent at or before the Closing an agreement and release in the form of Exhibit D-1 to this Agreement.

(h)       Each officer, director or shareholder of the Company shall execute and deliver to Parent at or before the Closing an agreement and release (each a "General Release") in the form of Exhibit D-2 to this Agreement.

3.2       Exchange of Certificates. From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Common Stock shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent and the Company (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.1. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of certificates theretofore representing shares of Company Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made and (ii) without regard to when such certificates representing shares of Company Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Company Common Stock, Parent shall pay to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

(a)       If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Company Common Stock surrendered in exchange therefor is registered, a condition of such exchange shall be the person requesting such exchange pay the applicable transfer or other taxes required by reason of such issuance.

(b)       Promptly after the Effective Time, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Common Stock required to effect the exchanges referred to in Section 3.2 above and cash for payment of any fractional shares referred to in Section 3.3.

(c)       Promptly after the Effective Time, Parent's Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock and such holder's respective portion of the Cash Consideration. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1(a), along with such holder's respective portion of the Cash Consideration, and thereafter the Company Certificates so surrendered shall be canceled.

(d)       Nine (9) months after the Effective Date, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the Net Closing Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Merger Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of Company Common Stock for any Net Closing Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

(e)       If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit or declaration and the signing by such person of a Lost Stock Indemnity in form reasonably acceptable to the Exchange Agent (but without any bond or similar requirement) claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Parent Common Stock deliverable in respect thereof determined in accordance with this Section 3.2. If no Lost Stock Indemnity form has been signed by such person, when authorizing such payment in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity (but no bond shall be required), as it may reasonably request as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

3.3       No Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger, and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Company Certificates for exchange pursuant to this Section 3.3 shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the average closing price per share of Parent Common Stock calculated as described in Section 3.1(f).

3.4       Closing of the Company's Transfer Books. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as shareholders of the Company, except for the right to receive Cash Consideration and Stock Consideration pursuant to Section 3.1 and the right to receive cash for payment of fractional shares pursuant to Section 3.3. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing Company Common Stock or Lost Stock Indemnity are presented to the Surviving Corporation, they shall be canceled and exchanged for Parent Common Stock in accordance with Section 3.2.

3.5                                                   Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location agreeable to Parent and the Company on June 6, 2008 or such other date as the Parties shall agree (the "Closing Date").

3.6       Deliveries at the Closing. In addition to the other requirements set forth herein, at the Closing:

(a)       The Company shall cause each of the following to be delivered to Parent:

(i)	instruments evidencing the resignation of all directors and

officers of the Company;

(ii)  General Releases from each officer and/or director of the Company, as well as each Shareholder who is not an officer or director of the Company, duly executed by the applicable releasor;

(iii) a certificate duly executed by the Secretary of the Company certifying as to: (A) the full force and effect of resolutions of its board of directors and shareholders attached thereto as exhibits evidencing the authority of the Company to consummate the transactions contemplated by the Transaction Documents to which it is a Party; (B) the full force and effect of the organizational documents of the Company attached thereto as exhibits; and (C) the incumbency and signature of the officers of the Company who have executed the Transaction Documents to which the Company is a Party;

(iv) certificates from appropriate government officials (each dated as of a recent date) certifying as to the good standing of the Company in its jurisdiction of organization and in each jurisdiction in which it is qualified to conduct business as a foreign corporation;

(v)  the FIRPTA Certificate called for by Section 5.7(p); and

(vi) all other customary instruments and documents in transactions of this kind reasonably requested by Parent.

(b)       Parent shall cause each of the following to be delivered to the Shareholders:

(i)   a certificate of Parent, duly executed by Parent, regarding compliance by the Parent with its covenants and the truth and accuracy of its representations and warranties in this Agreements, in each case as of Closing;

(ii)  a certificate duly executed by the Secretary (or Assistant Secretary) of Parent certifying as to: (A) the full force and effect of resolutions of its board of directors attached thereto as exhibits evidencing the authority of Parent to consummate the transactions contemplated by the Transaction Documents to which it is a Party; (B) the full force and effect of the certificate of incorporation and bylaws of Parent attached thereto as exhibits; and (C) the incumbency and signature of the officers of Parent who have executed the Transaction Documents to which Parent is a Party;

(iii) a certificate from an appropriate government official (dated as of a recent date) certifying as to the good standing of Parent, Merger Subsidiary and Double Merger Subsidiary in their respective jurisdictions of formation and/or organization; and

(iv) all other instruments and documents for transactions of similar nature reasonably requested by the Company.

3.7       Holdback. A portion of the Net Closing Consideration consisting of [REDACTED] in cash and [REDACTED] in Parent Common Stock, will be held back at the Closing by Parent for a period of 18 months as security for the indemnification obligations of the Shareholders (the "Holdback"). On the date that is 18 months immediately following the Closing (the "Release Date"), an amount equal to the excess (if any) of (a) the Holdback over (b) the amount of Then Pending Claims (as defined below) shall be distributed to the Shareholders. "Then Pending Claims" shall mean the sum, determined as of the Release Date, of (x) the amount of any claims that have been made against the Holdback and that are fully concluded and completely liquidated in dollar amount, plus (y) the amount of Parent's good faith estimate of the aggregate amount of any then-known Claims or potential Claims, of which Parent has knowledge, against the Holdback and that are not fully concluded and completely liquidated in dollar amount. Notwithstanding the foregoing provisions of this Section 3.7, the amount of each Holdback component to be released or applied to indemnification claims shall be in such ratio of cash and Parent Common Stock as in good faith is determined to be necessary to satisfy the "continuity of shareholder interest" requirement for purposes of the tax-free reorganization aspects of the Merger. For purposes of determining the number of shares of Parent Common Stock to be applied in payment of an indemnification claim, the Closing Date Value will apply. Indemnification claims will be paid [REDACTED] in cash and [REDACTED] in Parent Common Stock (or in such greater percentage of cash as must be paid in cash in order that Parent Common Stock will comprise no less than [REDACTED] of all consideration delivered by Parent that is taken into account for purposes of calculating the "continuity of shareholder interest" in connection with a tax-free reorganization).

3.8	Earn Out.

(a)       In addition to the Net Closing Consideration, the Shareholders shall be entitled to receive additional consideration through an earn out (the "Earn Out"). The Earn Out will be based on the cumulative facility gross profit of the two facilities operated by the Surviving Corporation over the 24 months ("Earn Out Period") immediately following the Closing (the "CFGP") compared to the target cumulative facility gross profit of [REDACTED] (the "Target CFGP"). For these purposes, in addition to interdivisional job order transfers ("IJOs") between Parent and the Surviving Business Entity and fixed charges to the Surviving Business Entity as agreed to by Pavlu as the General Manager of the Surviving Business Entity and the Chief Operating Officer of Parent (up to a maximum of $20,000 per year unless a higher amount is agreed to by Pavlu as General Manager of the Surviving Business Entity) for information technology services provided by Parent, CFGP means the combined revenues attributable to both facilities, less all combined local costs of both facilities of the Surviving Business Entity other than costs for Thomas H. Wetzel, V.P. Marketing and [REDACTED]. CFGP shall exclude all accrued expenses included in Closing Working Capital and all adjustments to Net Closing Consideration. The IJO's will be treated as follows, unless otherwise agreed by the Parties in writing: If the Surviving Business Entity accepts an IJO from another Parent facility, which acceptance shall be at the discretion of Pavlu as the General Manager of the Surviving Business Entity, the Surviving Business Entity will record the full sales price for the work when performed and will record only local costs borne by the Surviving Business Entity in the normal course of processing the IJO. If the Surviving Business Entity sends an IJO to another Parent facility, the Surviving Business Entity will record the full sales price when it receives the invoice request and will be charged back as a local cost the full sales price from the other Parent facility such that the costs and expenses shall be neutral to the Surviving Business

Entity. Referral fees are not applicable between the Surviving Business Entity and other Parent facilities. For the sole purpose of determining CFGP during the Earn Out Period, the combined local costs of both facilities of the Surviving Business Entity shall include depreciation plus amortization (calculated in accordance with GAAP) in the aggregate amount of no more than [REDACTED] for the first 12-month period and [REDACTED] for the second 12-month period unless Pavlu as the General Manager of the Surviving Business Entity and the Chief Operating Officer of Parent agree to capital investment resulting in a higher amount of depreciation. The maximum Earn Out will be [REDACTED] and shall be payable to the Shareholders (or as the Shareholders direct in accordance with and subject to such agreements, terms and conditions as Parent may reasonably require), entirely in Parent Common Stock, the number of shares to be based on the average price per share of Parent Common Stock for the 20 trading days immediately preceding to the second anniversary of the Closing, after excluding the highest and the lowest trading day closing stock prices. The Earn Out performance criteria will be as follows:

(i)   If the actual CFGP is equal to or greater than 90% of the Target CFGP for the 24 months immediately following the Closing, the Shareholders will receive the full Earn Out of [REDACTED].

(ii)  If the actual CFGP is at least 70% but less than 90% of the Target CFGP for the 24 months immediately following the Closing, the Shareholders will receive a linear prorated amount of the Earn Out. This equates to a 5% reduction in the maximum Earn Out of [REDACTED] for every 1% decrease in the CFGP below 90% of the Target CFGP. By way of example only, if the actual CFGP for the 24 months immediately following the Closing is 85% of the Target CFGP, the Shareholders will receive 75% of the Earn Out or [REDACTED].

(iii) If the actual CFGP is below 70% of the Target CFGP for the 24 months immediately following the Closing, the Shareholders will receive no Earn Out.

(b)	[REDACTED]

(c)       Notwithstanding the foregoing, if either or both of the facilities operated by the Surviving Corporation is impacted by a force majeure event during the 24-month period following the Closing, the 24-month period shall be extended for a period of time equal to the period of time that the force majeure has substantially impacted the productivity of the facility in comparison with the facility's productivity during the three months preceding the commencement of the force majeure (and shall exclude the period during which the facility is so impacted by the force majeure). A force majeure shall include, without limitation, blockades; embargoes; insurrections; riots; epidemics; flood; washouts; landslides; mudslides; earthquakes; lightning; civil disturbances; failure to prevent or settle any strike; fire; explosions; breakdown or failure or accident to machinery, or the order of any court or governmental authority having jurisdiction; war; acts of the pubic enemy; terrorism; espionage; nuclear disaster; act of God; fire; severe weather; earthquakes; floods; material shortage or unavailability at reasonable cost not resulting from the failing Party's failure to timely place orders or take other necessary actions therefor; inability or delay in obtaining governmental permits; government codes, ordinances, laws, rules, regulations, or restrictions; or any other cause, whether similar or dissimilar to those above mentioned (excluding, however, any general economic downturns or loss of customers), which is beyond the reasonable control of management and employees of the facility and which, by the exercise of their due diligence, cannot be prevented or overcome.

(d)	[REDACTED]

3.9       Withholding Taxes. To the extent required by applicable Law, Parent shall be entitled to deduct and withhold any Taxes required to be withheld from any payments due to the Shareholders at any time pursuant to this Article III; and such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders.

ARTICLE IV

THE DOUBLE MERGER

4.1       Double Merger and Surviving Business Entity. Following the Effective Time of the Merger, the Parent shall cause the Surviving Corporation to be merged with and into the Double Merger Subsidiary in accordance with the CCC, and the separate existence of the Surviving Corporation shall thereupon cease. The Double Merger Subsidiary shall be the surviving entity in the Double Merger and is herein sometimes referred to as the "Surviving Business Entity."

4.2       Effective Time of the Double Merger. The Double Merger shall become effective at such time as shall be stated in a certified copy of a certificate of merger, in a form acceptable to Parent, the Surviving Corporation and the Surviving Business Entity as determined by them upon or after the Effective Time, to be filed with the Secretary of State of the State of California in accordance with the CCC (the "Double Merger Filing"). The Double Merger Filing shall be made as expeditiously as commercially reasonably possible after the Effective Time, but in no event later than sixty (60) days after the Effective Time.

4.3       Cancellation of Shares. Upon the Double Merger Filing, all the shares of capital stock of the Surviving Corporation shall be cancelled, and the membership interests of the Double Merger Subsidiary held by Parent shall remain outstanding. All other effects, terms and conditions of the Double Merger shall be as determined by Parent, Double Merger Subsidiary and the Surviving Corporation after the Effective Time and before the Double Merger Filing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY

Except as set forth in the Disclosure Schedule, the Company and the Shareholders jointly and severally represent and warrant as follows:

5.1       Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted and currently contemplated to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in the states and jurisdictions set forth on Schedule 5.1 and in each other jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered to Parent complete and correct copies of its articles of incorporation and bylaws, each as presently in effect.

5.2	Capitalization.

(a)       The authorized capital of the Company consists of 20,000,000 shares of Company Common Stock, of which 4,489,100 shares are issued and outstanding (the "Shares"). As of the Closing, the Shares shall constitute all the issued and outstanding capital stock of the Company, and each Shareholder owns the Shares set forth next to his name on Schedule 5.2. The Shares have been duly and validly authorized and issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive right or of any federal or state securities law. Except as set forth in Schedule 5.2, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any capital stock of the Company or any securities convertible into, or other rights to acquire, any capital stock of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of the Shares. The Company has not created any "phantom stock," stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of capital stock or other securities of the Company. The Company does not have outstanding debt or debt instruments providing for voting rights with respect to the Company to the holders thereof. No Shareholder or any other Person is entitled to any preemptive or similar rights to subscribe for capital stock or other securities of the Company. The Company has not granted to any Person the right to demand or request that the Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such securities registration by the Company.

(b)       The Company does not have any Subsidiary or any investment in, or joint venture agreement with, any other Person.

5.3	Authority, Approvals, Enforceability and Consents.

(a)       The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by it and to perform its obligations hereunder and thereunder.

(b)	The execution, delivery and performance by the Company of this

Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Company and its shareholders and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by the Company and the transactions contemplated hereby and thereby.

(c)       This Agreement has been, and the other Transaction Documents to be executed and delivered by the Company at the Closing will, at the Closing, have been, duly executed and delivered by the Company and constitute (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Company and the Shareholders enforceable against the Company and the Shareholders in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)       The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed and delivered by the Company and the Shareholders and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)   contravene any provision of the organizational documents of the Company;

(ii)  (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which the Company is a Party or by which any of its properties or assets are bound or otherwise subject or, except as set forth on Schedule 5.3, require any consent or waiver of any Party to any such Contract;

(iii) result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire or other interest in, any properties, assets or rights of the Company;

(iv) violate or conflict with any Law applicable to the Company or its businesses or properties; or

(v)  require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

(e)       No authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority is necessary to be obtained or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner that is consistent with the manner in which they are conducted and used.

5.4	Financial Statements.

(a)       The Company prior to the date of this Agreement has delivered to Parent a true, correct and complete copy of:

(i)   the unaudited consolidated balance sheets of the Company as of May 31, 2005, 2006 and 2007, and the related unaudited consolidated statements of operations, shareholders' equity and cash flows of the Company for the fiscal years ended on such dates, together with the notes thereto, in each case reviewed by Mohler, Nixon & Williams, independent certified public accountants;

(ii)  the unaudited consolidated balance sheet of the Company as of May 31, 2008, and the unaudited consolidated statements of operations, shareholders' equity and cash flows of the Company for the fiscal year ended on such date, as prepared by the Company and

(iii) the estimated unaudited consolidated balance sheet of the Company as of June 6, 2008, and the unaudited consolidated statement of operations of the Company for the period from June 1, 2008 through June 6, 2008.

(all the foregoing financial statements, including the notes thereto being referred to herein collectively as the "Company Financial Statements"). The Company Financial Statements are in accordance with the books and records of the Company and fairly present the financial position, results of operations, shareholders' equity and cash flows of the Company as of the dates and for the periods indicated, in each case in accordance with GAAP consistently applied during such periods, and the Company Financial Statements indicate all adjustments, which consist of only normal recurring accruals and accruals allowable, as delineated in this Agreement, as part of the Closing expenses (that are not, individually or in the aggregate, material) necessary for such fair presentations. The statements of operations included in the Company Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Company Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of the Company are complete and correct and fully and fairly reflect all of the transactions of the Company.

(b)       The management of the Company has: (i) designed disclosure controls and procedures to ensure that material information relating to the Company is made known to the management of the Company by others within the Company; and (ii) disclosed, based on its most recent evaluation, to the Company's Board of Directors of the Company (or its audit committee, if any) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of the Company to record, process, summarize and report financial data and have identified for the Company's Board of Directors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (iii) access to cash accounts is permitted only in accordance with management's general or specific authorization.

(c)       Since May 31, 2006, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company with respect to the Company Financial Statements or the internal accounting controls of the Company, including any written or oral complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its respective Representatives to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(d)       To the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation by Company of any Law by the Company or any employee in his or her capacity as an employee of the Company. The Company has not, and, to the Knowledge of the Company, no contractor, subcontractor or agent of the Company, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

(e)       The Company is not subject to any "off-balance sheet arrangement" (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended).

5.5       Absence of Undisclosed Liabilities. The Company has no obligation, liability or commitment of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a obligation, liability or commitment, except for (a) obligations, liabilities and commitments reflected or reserved against in the unaudited consolidated balance sheet as of April 30, 2008 (the "Balance Sheet Date") included in the Company Financial Statements (the "Company Balance Sheet"), and (b) current liabilities incurred in the Ordinary Course after the Balance Sheet Date that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.

5.6       Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted business only in the Ordinary Course and:

(a)	except as set forth on Schedule 5.6, there has been no:
(i)	development, change, event or occurrence that, individually

or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

(ii)  physical damage, destruction or loss in an amount exceeding $15,000 in the aggregate affecting the assets of the Company that is not covered by insurance or has not been remedied within 30 days;

(b)	the Company has not, directly or indirectly:

(i)   amended or otherwise changed comparable organizational documents;

(ii)  (A) issued, granted or sold any equity securities or other security convertible into equity, (B) issued, granted or sold any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any equity securities, (C) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (A) or (B) of this paragraph (ii), or (D) made any other changes in its equity capital structure;

(iii) excluding any buyout of its existing optionees, and Karen Peirce and Mary Danner, as joint tenants with a right of survivorship, declared, set aside or paid any dividend or other distribution (whether in cash, securities, property or any combination thereof) in respect of any Shares or other equity securities, or purchase, redeem or otherwise acquire, any Shares;

(iv) made any capital expenditures (including expenditures for additions to plant, property and equipment) or appropriations or commitments with respect thereto;

(v)  created, incurred or assumed any indebtedness for money borrowed or obligations in respect of capital leases;

(vi) excluding the payment of debt under its existing banking agreements with Comerica Bank and payments associated with the buyout of its existing optionees, and Karen Peirce and Mary Danner, as joint tenants with a right of survivorship, paid, discharged or satisfied claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to become due) which involve payments or commitments to make payments exceeding $20,000 in the aggregate, other than (A) liabilities or obligations incurred in the Ordinary Course and (B) scheduled repayments of current portions of and interest on long-term indebtedness, the estimated amounts of which payments (which in the case of interest payments on variable rate debt have been projected on the basis of rates currently in effect) have prior to the execution of this Agreement been disclosed by the Company to Parent in a writing which specifically refers to this Section;

(vii)assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person;

(viii)	excluding any payments associated with buying out

its existing optionees and Karen Peirce and Mary Danner, as joint tenants with a right of survivorship, entered into any transaction or series of related transactions, whether or not in the Ordinary Course, involving total payments to or by it of, or involving the acquisition or disposition by it of property, assets or rights having a value of, more than $20,000 in the aggregate;

(ix) other than as contemplated pursuant to Section 3.8 and Section 8.10 and Section 8.11 of this Agreement, approved or put into effect any increase in compensation or benefits payable to any of its employees, made any bonus payment to any of its employees, entered into or adopted a new Benefit Plan, or amended any Benefit Plan to increase the amount of compensation or benefits payable thereunder;

(x)  changed its accounting methods, principles or practices, except as required by GAAP;

(xi) waived any right or entered into any one or more transactions that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

(xii)mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets;

(xiii)           changed or modified in any material respect any of the following: (A) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (B) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (C) payment policies, procedures and practices with respect to accounts payable;

(xiv)           sold or transferred any of its assets (including, without limitation, any Intellectual Property), other than the sale of inventory in the Ordinary Course);

(xv)other than as contemplated pursuant to Section 8.3(f), settled any Tax Audit or other proceeding, made or changed any Tax accounting or recording method or election or filed any amended Tax Return; or

(xvi)           authorized, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

5.7	Taxes.

(a)       The Company has timely filed (or has had filed on its behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects. The Company has paid, or has made adequate provision in the Company Balance Sheet in accordance with GAAP for the payment of, all Taxes for all periods (including any portions thereof) ending through the date thereof. The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability set forth on the face of the Company Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, the Company has incurred no liability for Taxes outside the Ordinary Course (other than any liability for Taxes arising as a result of the transactions contemplated by Section 8.3(f)).

(b)       There are no liens for Taxes upon any property or assets of the Company, except for Taxes not yet due, and for which adequate reserves have been established in accordance with GAAP, and which are being contested in good faith.

(c)       There are no federal, state, local or foreign Tax Audits currently pending with regard to any Taxes or Tax Returns of the Company and, to the Knowledge of the Company, no such Tax Audit is threatened. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Prior to the date of this Agreement, the Company has delivered or made available to Parent complete and accurate copies of Tax Returns of the Company and its predecessors for all open years and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any predecessor.

(d)       There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any matter relating to Taxes is currently in force. The Company has neither requested nor received a ruling from, nor entered into a closing or other agreement with, any Tax Authority that could affect the Tax liability of the Company for periods after the Closing Date.

(e)       The Company is not a Party to any agreement providing for the allocation, indemnification, or sharing of Taxes that shall remain in force after the Closing Date, and the Company shall have no liability after the Closing Date for Taxes pursuant to any such agreement.

(f)        The Company is not a Party to or partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(g)       There are no elections with respect to Taxes affecting the Company, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Parent prior to the date of this Agreement.

(h)       Schedule 5.7(h) contains a list of all jurisdictions (whether foreign or domestic) in which the Company currently files Tax Returns, and the Company is not required to file Tax Returns in any jurisdiction not listed on Schedule 5.7(h). Except as set forth in Schedule 5.7(h), the Company does not have a permanent establishment in any foreign country.

(i)        Except as set forth in Schedule 5.7(i), the Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany item under Treasury Regulation section 1.1502-13, (v) change in accounting method for a taxable period ending on or before the Closing Date, or (vi) other similar items.

(j)        None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. The Company is not a Party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code. The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. The Company has proper receipts, within the meaning of Treasury regulation Section 1.905-2, for any non-United States Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes.

(k)       The Company has not: (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any of the assets of the Company; (ii) agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (iii) made any similar election or is required to apply any similar rules under any comparable state, local or foreign Tax provision.

(l)        The Company has not been a member of an affiliated group filing a consolidated, combined, group or unitary income Tax Return for any period for which the statute of limitations remains open. The Company has no liability for the Taxes of any person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(m)      The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party and has complied with all applicable information reporting requirements.

(n)       The Company has not distributed the shares of stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code, and the Shares have not been distributed in a transaction intended to satisfy the requirements of Section 355 of the Code.

(o)       The Company has adequately disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code. The Company has not participated in any "reportable transaction" as defined under Treasury Regulations Section 1.6011-4 or any similar foreign, state or local law or regulation; nor is the Company required to maintain a list pursuant to Section 6112 of the Code, any Treasury Regulations promulgated thereunder, or any similar foreign, state or local law or regulation.

(p)	The Company was not a United States real property holding

corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Shareholders is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and at the Closing the Shareholders shall deliver to Parent a certificate (the "FIRPTA Certificate") to that effect which complies with the requirements of regulations promulgated under Section 1445 of the Code.

5.8	Legal Matters.

(a)       Except as set forth on Schedule 5.8(a) hereto, (i) there is no claim, action, arbitration, suit, litigation, investigation, inquiry, review, demand, request for information or proceeding (collectively, "Claims") pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority and (ii) the Company is not operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order (collectively, "Judgments") of any Government Authority. Schedule 5.8(a) identifies each Claim and Judgment disclosed thereon that is fully covered by an insurance policy.

(b)       The business of the Company is being conducted in all material respects in compliance with all Laws applicable to the Company and its business and properties.

(c)       The Company owns or holds all Permits material to the conduct of its business. The Company is in all material respects in compliance with all Permits required by all applicable Laws. Schedule 5.8(c) lists all Permits owned or held by the Company. No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any Permit held by the Company.

(d)       The Company has not received any notice asserting any noncompliance with any Law or Permit. The Company has no Knowledge of any Law proposed or under consideration that, if effective, individually or in the aggregate, would have or is reasonably likely to have, a Material Adverse Effect. No governmental, administrative or judicial authority has indicated any intention to initiate any investigation, inquiry or review involving the Company or any of its properties or rights.

5.9	Real Property.

(a)       The Company does not own, nor has it ever owned, any real property.

(b)       Schedule 5.9(b) lists as of the date of this Agreement all Real Property Leases. The real property described on Schedule 5.9(b) is referred to as the "Leased Real Property." Copies of all written (and summaries of all oral) Real Property Leases have been provided to Parent prior to the date of this Agreement.

(c)	All Leased Real Property and its condition is suitable for its current use by the Company.

(d)       All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are in good condition, ordinary wear and tear excepted and are suitable in all material respects for their current use by the Company.

(e)       To the Company's knowledge, there are adequate sanitary and storm sewer, public water, gas, electrical, telephone and other utilities and facilities at each of the Leased Real Properties, and the Company has not received notice from any provider of such services of any changes required to any facilities used in connection with such utilities. The Company has no Knowledge of any pending or threatened moratoriums or restrictions that are reasonably likely to adversely affect the cost or availability of any public utilities.

(f)        The Company enjoys peaceful and undisturbed possession of each Leased Real Property.

(g)       To the Company's knowledge, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties, nor has any notice of such a proposed condemnation been received by he Company.

(h)       To the Company's knowledge, the Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

(i)        With respect to the Leased Real Property, all options to renew, rights of first offer and rights of first refusal exercisable prior to the date of this Agreement have been properly exercised.

(j)        Prior to the date of this Agreement, the Company has delivered to Parent copies of all subleases (collectively, the "Subleases") entered into by the Company (all of which are listed on Schedule 5.9(j)). All Subleases are, and have been for the terms thereof, in good standing and in full force and effect, and all necessary consents with respect thereto have been obtained.

5.10     Inventory. All inventories, net of reserves, reflected on the Company Balance Sheet or arising since the Balance Sheet Date, are currently marketable and are good and usable in connection with the business of the Company as presently conducted. The value of all inventory used or held for use by the Company that is obsolete, slow moving, excess or of below-standard quality has been written down to net realizable value or adequate reserves have been provided therefor. The values at which such inventories are carried are in accordance with GAAP consistently applied. The amount and mix of items in the inventories of supplies, in process and finished products are consistent with the business practice of the Company.

5.11	Intellectual Property.

(a)       Schedules 5.11(a)-1 to 4 list (1) all Domain Names of which the Company is the registrant or of which a Third Party is the registrant for the benefit of the Company (collectively, the "Company Registered Domain Names"); (2) all registered Marks and pending applications for registration of Marks owned by the Company (collectively, the "Company Registered Marks"); (3) all Patents owned by the Company (collectively, the "Company Patents"); (4) all registered Copyrights and all pending applications for registration of Copyrights by the Company (collectively, the "Company Registered Copyrights" and (5) all other Intellectual Property owned by the Company. The Company Registered Domain Names, the Company Registered Marks, Company Patents and the Company Registered Copyrights are referred to herein as the "Company Registered IP." Schedule 5.11(a)-5 lists all other Company owned intellectual property. Neither the Company Registered IP nor any other Intellectual Property owned or, to the Knowledge of the Company, used by the Company (the Company Registered IP, together with all other Intellectual Property owned or used by the Company, the "Company IP") infringes upon or misappropriates or violates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any Third Party. None of the Company IP has been the subject of a judicial finding or opinion, nor has the Company received any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property. No claim or notice has been asserted against the Company in writing or, to the Knowledge of the Company, orally, that the conduct of the business of the Company as currently conducted infringes in any material respect upon or misappropriates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any Third Party, in each case, except with respect to claims or notices that have been fully resolved. The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the Company Registered IP, and all documents, recordations and certificates necessary to be filed by the Company to maintain the effectiveness of the Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no item required to be listed in Schedules 5.11(a)-1 to 4, has lapsed, expired or been abandoned or canceled other than in the Ordinary Course.

(b)       The Company has used commercially reasonable efforts to protect its rights and the secrecy of its confidential information and Trade Secrets, including by requiring that all employees, consultants and independent contractors who are involved in the creation of Company IP enter into non-disclosure and invention assignment agreements.

(c)       The Company owns all right, title and interest in and to the Company IP, or has a valid license to use (if required), each other item of Intellectual Property currently used by the Company in the business of the Company and is entitled to use any such Company IP or other Intellectual Property as currently used to the extent such use is material to such business.

(d)       There are no claims asserted or threatened by the Company that a Third Party infringes, misappropriates or otherwise violates any of the Company IP.

(e)       The Company IP, together with the rights granted to the Company under any "shrink-wrap" or "click-wrap" license agreements relating to software desktop applications, are sufficient for the continued conduct of the business of the Company after the Closing Date in the same manner as it was conducted prior to the Closing Date in all material respects.

5.12     Insurance. Schedule 5.12 lists as of the date of this Agreement all policies of title, property, fire, casualty, liability, life, business interruption, product liability, sprinkler and water damage, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company (the "Insurance Policies"). Prior to the date of this Agreement, the Company has furnished to Parent true and complete copies of all such policies. All of the Insurance Policies are in full force and effect and are maintained with reputable insurance carriers, and the Company has made all payments required to maintain the Insurance Policies in full force and effect. The Company has not received notice of default under any Insurance Policy, nor has it received written notice or, to the Company's Knowledge, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

5.13	Company Agreements.

(a)       Schedule 5.13(a) lists as of the date of this Agreement (i) each Company Agreement that is material to the business, assets, liabilities, results of operation, operations or financial condition of the Company taken as a whole, and (ii) without regard to materiality, each of the following:

(i)   any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company;

(ii)  any guaranty, direct or indirect, primary or secondary, by the Company of any obligation for borrowings or otherwise, excluding endorsements made for collection in the Ordinary Course;

(iii) any Company Agreement made other than in the Ordinary Course;

(iv) any Company Agreement providing for the grant of any preferential rights to purchase or lease any of the assets of the Company;

(v)  any Company Agreement providing for any obligation to register any Shares or other securities of the Company with the Securities and Exchange Commission or otherwise relating to such other securities;

(vi) any Company Agreement providing for any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii)any Company Agreement that is a collective bargaining agreement with any labor union;

(viii)           any Company Agreement providing for any lease or similar arrangement for the use by the Company of personal property involving payments of in excess of $15,000 per annum;

(ix) any Company Agreement to which any Insider is a Party;

(x)  any Company Agreement with a term in excess of one year or providing for aggregate payments in excess of $15,000 or $30,000 for all such Company Agreements that are not otherwise listed on Schedule 5.13(a);

(xi) any Company Agreement that contains a non-competition provision relating to the business of the Company (or, at any time after the consummation of the Closing, Parent or any of its Affiliates) or any other Contract restricting the right of the Company (or, at any time after the consummation of the Closing, Parent or any of its Affiliates) to conduct business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business, or that grants the other Party or any third Person "most favored nation" status;

(xii)any Company Agreement that is a partnership, joint venture or similar agreement; and

(xiii)           any Company Agreement relating to the acquisition or disposition of any business.

(b)       Copies of all written Company Agreements referred to on Schedule 5.13(a) have been delivered to Parent prior to the date of this Agreement, and the Company has prior to the date of this Agreement provided Parent with accurate and complete written summaries of all such Company Agreements that are unwritten.

(c)       With such exceptions as, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect:

(i)   all of the Company Agreements are in full force and effect and are valid and binding on and enforceable against the Company in accordance with their terms and, to the Knowledge of the Company, on and against the other Parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(ii)  the Company is not, and, to the Knowledge of the Company, no other Party to any Company Agreement is, in breach of, or default under, any Company Agreement and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Company Agreement.

(iii) the Company has not waived any right under any Company Agreement.

(iv)	there are no unresolved disputes under any Company

Agreement.

(v)  the Company has not given to or received from any other Person, at any time since May 31, 2006, any notice or other written communication regarding any actual, alleged, possible or potential violation or breach or, or default under, any Company Agreement.

5.14	Labor Relations.

(a)       Schedule 5.14(a) lists as of May 20, 2008 all employees of the Company, excluding name but including for each such employee, his or her (i) job title; (ii) status as a full-time or part-time employee; (iii) base salary or wage rate; (iv) bonus entitlement; (v) years of service; and (vi) whether or not each such employee is actively at work and, if not, the reason that such employee is not actively at work.

(b)       Schedule 5.14(b) lists as of May 20, 2008 all individuals who perform services for the Company as an independent contractor or a leased employee, the services they perform, their rate of compensation and any bonus entitlement.

(c)       (i) No employee of the Company is covered by a collective bargaining agreement; (ii) no employee of the Company is, or within the last three years has been represented by a union or other labor organization, association or bargaining agent; and (iii) to the Knowledge of the Company, no employee organizing efforts are now being conducted or pending with respect to employees of the Company. Within the last three years, there has been no strike, work stoppage, work slowdown or other material labor dispute with respect to employees of the Company, nor to the Knowledge of the Company, is any such action threatened. The Company is not involved in any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company and, to the Knowledge of the Company, no such dispute, arbitration or proceeding is threatened.

(d)       The Company has paid or made provision for the payment of all salaries and accrued wages and have complied in all material respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and have withheld and paid to the appropriate governmental authority, or are holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of the employees of the Company.

(e)       There are no claims or disputes pending or, to the Knowledge of the Company, threatened by any current or former employee of the Company in relation to his or her employment with, or termination of employment from, the Company (including, without limitation, any claim of discrimination).

5.15	Employee Benefit Plans.

(a)       Schedule 5.15(a) lists (i) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

("ERISA"), (ii) all other employee benefit plans, arrangements and policies, including all stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plans, arrangements and policies, and (iii) all employment, consulting or change-in-control agreements, in each case, that is sponsored or maintained by the Company or any of its Affiliates, or to which the Company, or any of its Affiliates is a Party, contributes or is required to contribute, on behalf of current or former employees, consultants or directors of the Company or their beneficiaries or dependents, whether or not written (collectively, each of (i), (ii), and/or (iii) "Benefit Plans"). Neither the Company, nor any of its Affiliates has communicated to present or former employees of the Company or formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan. No Benefit Plan covers employees other than employees of the Company.

(b)       The Company has delivered to Parent complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, any employee handbook applicable to employees of the Company, and, with respect to each Benefit Plan, the current summary plan description, all related trust agreements and insurance contracts, the latest IRS determination letter, the last three annual financial statements, and the last three annual reports on IRS Form 5500 (including all required schedules and accountant's opinions).

(c)       Each Benefit Plan is and has been operated and administered in accordance with its terms and all applicable Laws. Each Benefit Plan intended to be tax-qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and to the knowledge of Company nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan. Each Benefit Plan that is subject to Section 409A of the Code has been operated in accordance with the requirements of Section 409A of the Code.

(d)       All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.

(e)       No Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA.

(f)        Within the past three years, there has been no change in any Benefit Plan, or its related funding vehicle, which would significantly increase the cost of the Company, or the benefits payable, with respect to such plan.

(g)       No Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and the Company has no liability (contingent or otherwise) with respect to any such plan.

(h)       No Benefit Plan is a "defined benefit plan", within the meaning of Section 3(35) of ERISA or a plan subject to Section 412 of the Code, and the Company has no liability (contingent or otherwise) with respect to any such plan.

(i)        No event has occurred and no condition exists with respect to any Benefit Plan which could subject any Benefit Plan, or the Company, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a "prohibited transaction," within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a tax, penalty or fine under ERISA or the Code.

(j)        No actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending with respect to any Benefit Plan or, to the Knowledge of the Company, threatened, and the Company has no Knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the Ordinary Course). No Benefit Plan is currently under governmental investigation or audit and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(k)       No event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any Affiliate of the Company (other than a Benefit Plan) which could subject the Company to liability, including liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA.

(l)        Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Company. No payment or series of payments that would constitute an "excess parachute payment" (within the meaning of Section 280G of the Code) or be nondeductible under Section 162(m) of the Code has been made or will be made or required to be made by the Company, directly or indirectly, to any employee (i) in connection with the execution of this Agreement, (ii) as a result of the consummation of the transactions contemplated hereby or (iii) at any time pursuant to any agreement, arrangement, obligation, policy, practice or understanding to which the Company is a party or by which the Company or its properties are bound.

(m)      Substantially adequate and complete records have been and are maintained with respect to each Benefit Plan and are in the custody of the Company or a Third Party service provider retained by the Company.

5.16     Transactions with Insiders. Schedule 5.16-1 describes all Contracts between the Company, on the one hand, and one or more Insiders, on the other hand, and Schedule 5.16-2 describes all transactions (including any payments) between the Company, on the one hand ("Insider Transactions"), and any Insider, on the other hand, that have occurred within the past three years.

5.17	Environmental Matters.
(a)	With such exceptions as, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect:

(i)   (A) the Company has complied with and is currently in compliance with the provisions of all applicable Environmental Laws; and (B) the Company has taken no action to cause Leased Real Property which is not in compliance with the provisions of all applicable Environmental Laws;

(ii)  the Company has not discharged, released, stored, treated, generated, disposed of or allowed to escape any Hazardous Materials on, in, under, or from the Owned Real Property or the Leased Real Property;

(iii) the Company has no Knowledge of any underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB on the Leased Real Property and has not caused any such wastes to be located, contained, used or stored at or on any Leased Real Property. The Company has no knowledge that any underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes were previously located, contained, used or stored at or on any Leased Real Property;

(iv) the Company has not received, and the Company has no Knowledge of, any notice, order, directive, claim or demand from any Government Authority with respect to: (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any chemical, Hazardous Materials, waste containing any chemical or Hazardous Material, or asbestos; or (B) any actual or potential violation or failure to comply with any Environmental Law;

(v)  the Company has not filed any notice under any Law reporting a release of a chemical, Hazardous Material, or waste containing any chemical or Hazardous Material into the environment;

(vi) the Company has not entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

(vii)there are no acts or omissions by the Company that give rise to, or are reasonably likely to give rise to, Losses under Environmental Laws. There are no facts, events or conditions with respect to the past or present operation of the Leased Real Property that interfere or prevent continued compliance with, or that give rise to any action, suit, claim or proceeding under, or that are reasonably likely to interfere with or prevent continued compliance with, or that are reasonably likely give rise to any action, suit, claim or proceeding under, Environmental Laws; and

(viii)           there have been no Hazardous Materials generated by the Company that have been disposed of or come to rest at any site that has been included in any published federal, state or local priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any Third Party.

(b)       The Company has made available to Parent all: (i) copies of all reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company within the last five years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property conducted by the Company or any environmental consultant engaged by it within the past five years.

(c)       The Leased Real Property is not subject to any Lien securing the costs of any Remedial Action arising under Environmental Laws.

5.18     OSHA Matters. The Company is in all material respects in compliance with the requirements of the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar Laws or regulations of any state or local jurisdiction ("OSHA"). The Company has not received any citation from the Occupational Safety and Health Administration or any comparable administration of any state or local jurisdiction (an "Administration") or any Administration inspector setting forth any respect in which the facilities or operations of the Company are not in compliance with OSHA, or the regulations under such act, which non-compliance has not been corrected or remedied to the satisfaction of such Administration or inspector. Schedule 5.18 lists all citations heretofore issued to the Company under OSHA and correspondence from and to such Administration and any Administration inspectors during the past three years.

5.19	Title; Condition of Assets.

(a)       Schedule 5.19 lists all of the assets and properties of the Company having a value of $500 or more. The Company has good and marketable title to or valid leasehold or license interest in all of the assets and properties it purports to own, lease or license (including those assets reflected on the Company Financial Statements and all of its Intellectual Property), free and clear of any and all Liens. Such assets and properties (i) constitute all of the assets and properties which are owned, used or held for use in the conduct by the Company of its business as it is currently conducted or contemplated to be conducted and (ii) are suitable for the purposes for which they are currently used and currently proposed to be used. No Insider has any right in or to any of the assets and properties which are owned, used or held for use in the conduct by the Company of its business as it is currently conducted or contemplated to be conducted.

(b)       The tangible personal property of the Company is in good working condition and repair, reasonable wear and tear excepted.

5.20     Suppliers and Customers. The Company is not required to provide bonding or any other security arrangements in connection with any transactions with any of its customers, suppliers, and creditors. Schedule 5.20 lists the top 20 customers of the Company (by approximate dollar volume of business received from such customers) for the fiscal year ended May 31, 2007 and the 11-month period ended April 30, 2008. The Company has no reason to believe that any such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to purchasing services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

5.21     Bank Accounts, Authorized Signatories. Schedule 5.21 sets forth the name of each bank in which the Company has an account or safe deposit box or standby letter of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto. Schedule 5.21 also sets forth the names and titles of all authorized signatories of the Company for each such account and safe deposit box.

5.22     Brokers. Neither the Company nor any Shareholder, director, officer or employee of the Company has employed any broker or finder, or incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

5.23     Disclosure. Copies of all documents and other written information referred to herein or in the schedules that have been delivered or made available to Parent are true and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder. Such documents and other written information, including the representations and warranties contained in Article V, do not omit any material facts necessary, in light of the circumstances under which such information is furnished, to make the statements set forth therein not misleading. Except as expressly set forth in this Agreement and the schedules hereto or in the certificates or other documents delivered pursuant hereto, there are no other facts which would have a material adverse effect on the operations of the Company or the value of the Shares.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING SHAREHOLDERS

Each respective Shareholder (other than Gerard J. Grenier in his individual capacity) hereby represents and warrants, as to such Shareholder only, as follows:

6.1       Ownership of Interests; Title. The Shareholder is the owner of record and beneficially of all of the Shares reflected on Schedule 5.2 and the Shareholder has, and shall at the Closing, good, valid and marketable title to the Shares, free and clear of any and all Liens.

6.2	Capacity; Enforceability and Consents.

(a)       The Shareholder has the power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by the Shareholder and to perform his obligations hereunder and thereunder.

(b)       This Agreement has been and the other Transaction Documents to be executed and delivered by the Shareholder at the Closing will, at the Closing, have been duly executed and delivered by the Shareholder and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Shareholder enforceable against the Shareholder in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other

Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (whether in equity or at law).

(c)       The execution, delivery and performance by the Shareholder of this Agreement and the other Transaction Documents to be executed and delivered by him and the consummation by the Shareholder of the transactions contemplated hereby and thereby do not and will not:

(i)   (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract (excluding acceleration of Company stock options) to which the Shareholder is a party or by which any of his properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Contract;

(ii)  violate or conflict with any Law applicable to the Shareholder or his properties; or

(iii) require any authorization, consent, order, permit or approval of, or notice to (excluding notices which may be filed after the fact with State Blue Sky authorities), or filing, registration or qualification with, any Government Authority.

6.3       Legal Matters. There is no Claim pending against, or, to the knowledge of the Shareholder, threatened against or affecting, the Shareholder or any of his properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of the Shareholder to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which the Shareholder is a Party.

6.4	Securities Act of 1933 Matters.

(a)       The Shareholder is acquiring the Stock Consideration under this Agreement for his own account and not with a view to any distribution thereof in violation of the Securities Act of 1933 or any state securities Laws. The Shareholder acknowledges and agrees that the Parent Common Stock acquired by him pursuant to this Agreement has not been and will not be registered under the Securities Act of 1933 (or any state or foreign securities Laws), except to the extent such registration may be effected pursuant to Sections 8.7 and 8.8 hereof, and may not be transferred in the absence of a registration under the Securities Act of 1933, an exemption exists from registration requirements, or an opinion of counsel reasonably satisfactory to Parent is received stating that such transaction is not subject to the registration and/or prospectus delivery requirements of any applicable jurisdiction.

(b)       (1) The Shareholder (i) has had an opportunity to discuss Parent's business, management and financial affairs with Parent's management and to conduct a complete business, legal and technical due diligence to the Shareholder's satisfaction and (ii) has sufficient knowledge and experience in investing in companies similar to Parent so as to be able to evaluate the risks and merits of an investment in Parent and/or (2) (i) the Shareholder either has a preexisting personal or business relationship with the Parent or any of its officers, directors, or controlling persons, or by reason of his business or financial experience has the capacity to protect his own business interests in connection with the Merger, (ii) the Shareholder is purchasing for his own account and not with a view to or for sale in connection with any distribution of the Stock Consideration, and (iii) the offer and sale of the Stock Consideration is not being accomplished by the publication of any advertisement.

(c)       The certificate representing the Stock Consideration delivered pursuant to this Agreement will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, ANY SUCCESSOR LAW, THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES AND ITS TERRITORIES, POSSESSIONS OR THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION. THESE SECURITIES MAY NOT BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NATIONAL TECHNICAL SYSTEMS, INC. IS RECEIVED STATING THAT SUCH TRANSACTION IS NOT SUBJECT TO THE REGISTRATION AND/OR PROSPECTUS DELIVERY REQUIREMENTS OF ANY SUCH JURISDICTION.

6.5       Brokers. The Shareholder has not employed any broker or finder and has not incurred, and will not incur, any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES REGARDING PARENT

Parent hereby represents and warrants as follows:

7.1       Organization and Good Standing. Parent and Merger Subsidiary are each a corporation duly organized, validly existing and in good standing under the laws of the State of California.

7.2	Authority, Approvals, Enforceability and Consents.

(a)       Parent and Merger Subsidiary each has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by Parent and Merger Subsidiary and to perform its respective obligations hereunder and thereunder.

(b)       The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to be executed and delivered by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors or other governing body of Parent and Merger Subsidiary and no other corporate proceedings on the part of Parent and Merger Subsidiary are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by Parent and Merger Subsidiary and the transactions contemplated hereby and thereby.

(c)       This Agreement has been and the other Transaction Documents to be executed and delivered by Parent and Merger Subsidiary at the Closing will, at the Closing, have been duly executed and delivered by Parent and Merger Subsidiary, and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of Parent and Merger Subsidiary enforceable against Parent in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)       The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to be executed and delivered by them and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not:

(i)   contravene any provisions of the articles of incorporation or bylaws of Parent or Merger Subsidiary;

(ii)  (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which Parent or Merger Subsidiary is a Party or by which any of their properties or assets is bound or otherwise subject or require any consent or waiver of any party to any such Contract;

(iii) violate or conflict with any Law applicable to Parent or Merger Subsidiary or its respective business or properties; or

(iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

(e)       The Parent Common Stock to be delivered to the Shareholders in accordance with this Agreement has been duly authorized and, when so delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and non-assessable, will not have been issued in violation of any preemptive rights or, assuming that the Shareholders are not in breach of the representations and warranties contained in Section 6.4 of this Agreement, of any U.S. federal or state securities Laws.

7.3       Brokers. Neither Parent nor Merger Subsidiary has, and no director, officer or employee thereof has, employed any broker or finder, and neither Parent nor Merger Subsidiary has incurred, and neither will incur, any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

7.4       SEC Documents. Parent has made available to the Company and the Shareholders a true and complete copy of (i) Parent's annual report on Form 10-K for the fiscal year ended January 31, 2008, (ii) all of Parent's current reports on Form 8-K filed since January 31, 2008, and (iii) Parent's definitive proxy statement mailed to Parent's shareholders on May 30, 2007 (collectively, the "SEC Documents"). The SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. As of their respective dates, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VIII

COVENANTS

8.1       Access. Between the date hereof and the Closing Date, the Company will provide to Parent and its Representatives, full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of the Company and will cause its officers to furnish to Parent and its Representatives any and all financial, technical and operating data and other information pertaining to the businesses and properties of the Company and make available for inspection and copying by Parent true and complete copies of any documents relating to the foregoing.

8.2       Announcements. The Company and the Shareholders will not (and will cause their Affiliates not to) issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Parent (excluding in all cases however, such communications as Company deems reasonably necessary to make to its employees and third parties with a need to know prior to such transactions).

8.3	Taxes.

(a)       Except as required otherwise pursuant to a final "determination" (within the meaning of Section 1313(a) of the Code and corresponding provisions of state income tax law), for all federal and state income tax purposes, the Parties agree to report the Merger and Double Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code undertaken pursuant to the Plan of Reorganization.

(b)       The Shareholders, jointly and severally, shall pay and indemnify Parent and its Affiliates, including after the Closing, the Company and its successors from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to the assessment or collection of (i) all Taxes required to be paid by the Company with respect to any taxable periods of the Company or portions thereof that end on or prior to the Closing Date; (ii) all Taxes of the Company properly allocable to the portion of a Straddle Period which ends on the Closing Date; (iii) Taxes of the Shareholders (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any

Affiliates of the Shareholders (excluding the Company) for any Tax period, other than amounts withheld pursuant to Section 3.9; (iv) Taxes attributable to any distribution, disposition of assets (including without limitation Excluded Assets), restructuring or reorganization undertaken by the Shareholders or the Company prior to the Closing; (v) Taxes for which the Company is liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group with the Company at any time before the Closing; (vi) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a Tax sharing agreement or similar arrangement (including a Tax indemnity agreement) entered into prior to the Closing; and (vii) any Taxes incurred by the Company solely as a result of the payment of Debt outstanding as of immediately before the Closing; provided, however, the Shareholders shall not be liable to indemnify Parent or its Affiliates for amounts described in immediately preceding clauses (i) through (vii) if such Taxes do not exceed the accruals for Taxes reflected in the Closing Working Capital (as finally determined). For purposes of this Agreement, (i) "Straddle Period" means a taxable period beginning prior to but ending after the Closing Date, and (ii) in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the tax period ending on the Closing Date and the denominator of which is the number of days in the entire tax period and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant tax period ended on the Closing Date, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the portion of the applicable Straddle Period that ends on the Closing Date and the portion after the Closing Date on a per diem basis.

(c)       In the event Parent or any of its Affiliates receives notice of any examination, claim, adjustment, or other proceeding (a "Proceeding Notice") with respect to the liability for any Taxes for which the Shareholders are or may be liable under Section 8.3(b), Parent shall notify the Shareholders' Representative in writing thereof (the "Shareholders Notice") no later than the earlier of (x) 20 days after the receipt by Parent or the Company or its successors of the Proceeding Notice, and (y) 20 days prior to the deadline for responding to the Proceeding Notice (or, if neither Parent nor the Company or its successors received the Proceeding Notice more than 10 days prior to such deadline, as promptly as practicable); provided, however, the obligations of the Shareholders under Section 8.3(b) shall not be reduced as a result of (and Parent shall have no liability for) a tardy delivery of a Shareholders Notice except to the extent such tardiness results in actual Loss to the Shareholders. As to any examination, claim, adjustment or other proceeding relating to a taxable period of the Company that ends on or before the Closing Date, the Shareholders shall be entitled at their sole expense through the Shareholders' Representative to participate in the contest of such examination, claim, adjustment, or other proceeding; provided that: (i) the Shareholders' Representative shall notify Parent or the Company or its successors in writing that they desire to do so no later than the earlier of (x) 30 days after receipt of the Shareholders Notice, and (y) five days prior to the deadline for responding to the Proceeding Notice, and (ii) the Shareholders Representative may not agree to any settlement thereof without the consent of Parent (such consent not to be unreasonably withheld or delayed). With respect to any examination, claim, adjustment, or other proceeding with respect to a Straddle Period, Parent shall control the contest of such examination, claim, adjustment, or other proceeding, provided that: (i) Parent shall keep the Shareholders' Representative reasonably informed of all such examinations, claims, adjustments, proceedings, including providing all information to the Shareholders' Representative regarding same as is reasonably requested by the Shareholders' Representative, and the Shareholders' Representative shall have the right to participate in all proceedings and hearings on same; and (ii) Parent shall not, without the prior consent of the Shareholders' Representative (such consent not to be unreasonably withheld or delayed), agree to any settlement which could result in an increase in the amount of Taxes for which the Shareholders are liable under Section 8.3(b). The Parties shall cooperate with each other and with their respective Affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 8.3(c).

(d)       Parent or the Company or its successors, on the one hand, and the Shareholders, on the other hand, will provide, or cause to be provided, to the other Party(ies) copies of all correspondence received from any Taxing Authority by such Party(ies) or any of its Affiliates in connection with the liability of the Company for Taxes for any period for which such other Party(ies) is or may be liable. The Parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of Taxes imposed on the Company.

(e)       The Shareholders, jointly and severally, shall pay or reimburse the Parent Parties when due for all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger.

(f)	Accounting Method Change and Related Deliveries.

(i)              As promptly as reasonably possible following Closing, at the expense of the Shareholders, the Shareholders' Representative shall (A) cause the Company to file with the Internal Revenue Service and California Franchise Tax Board federal and state income Tax Returns for its taxable year ended May 31, 2008, together with an application on Form 3115 to obtain the automatic consent of the Internal Revenue Service pursuant to Revenue Procedure 2002-9, Appendix Section 5.01, for a change in the federal income tax accounting method of the Company, effective for the Company's taxable year ending May 31, 2008, from the cash method to an accrual method of accounting reasonably acceptable to Parent (the "Accounting Method Change"), (B) file with the Internal Revenue Service and the California Franchise Tax Board federal and state income Tax Returns for the "Stub Period" (the Company's short taxable year ending as a result of the Closing) and (C) deliver to Parent copies of such Tax Returns and Form 3115 as so filed. Parent shall provide the Shareholders' Representative access to all records of the Surviving Business Entity reasonably required for the preparation of such Tax Returns and Form 3115.

(ii)             No later than thirty days after Closing but prior to the filing of the Income Tax Returns for the Stub Period, at the expense of the Shareholders, the Shareholders' Representative shall prepare and deliver to Parent estimates of (A) the federal and state income tax liability of the Company for its taxable year ending May 31, 2008 (calculated taking into account the portion of the positive net adjustment to taxable income of the Company as set forth at line 1.h, Part I, of Schedule A of such Form 3115 that is required to be taken into account in such taxable year) and (B) the federal and state income tax liability of the Company for the Stub Period as required by Treasury Regulation Section 1.1501 76(b)(1)(ii)(A)(1) (calculated taking into account the remainder of the positive net adjustment to taxable income of the Company as set forth at line 1.h, Part I, of Schedule A of such Form 3115 that was not taken into account for the taxable year of the Company ending May 31, 2008); provided, however, such estimates of the federal and state income tax liability of the Company shall be calculated after (I) taking into account any net operating loss carryovers of the Company and (II) not taking into account any California manufacturer's investment credit or carryovers thereof (the sum of such estimates of federal and state income tax liability, calculated as provided in this clause (ii), are referred to herein as the "Estimated Accounting Method Change Tax Liability"). The Estimated Accounting Method Change Tax Liability of the Company shall be set forth and included in the calculation of Closing Working Capital in the Statement delivered by Parent pursuant to Section 3.1(c)(i), subject to determination in accordance with the procedures of Sections 3.1(c)(ii) and 3.1(c)(iii). For avoidance of doubt, any increase in the federal or state income tax liability of the Company for its taxable year ending May 31, 2008 or for its taxable year beginning June 1, 2008 and ending on the date of Closing to an amount greater than the amount included in the Estimated Accounting Method Change Tax Liability (for example, as a result of a final determination under Section 1313(a) of the Code following an income tax examination) shall be paid and indemnified by the Shareholders as and to the extent provided in Section 8.3(b).

(g)       The Shareholders will cause the timely filing with the Internal Revenue Service of Form 5500 for all benefit plans of the Company requiring such filings through May 31, 2008 and the Stub Period with Parent providing Shareholders' Representative reasonable access to all records necessary for such filings to be made.

8.4	Registration Rights.

(a)       Parent will use its commercially reasonable efforts to register the Stock Consideration under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC") within 20 days following the Closing.

(b)       Notwithstanding registration of the Stock Consideration, the Shareholders acknowledge and agree that during the first six months following the date of Closing, the combined sales by all of the Shareholders on any trading day will not exceed 2,000 shares of the common stock of Parent.

8.5	Registration Provisions.

(a)       In regard to Parent effecting the registration of the Stock Consideration under the Securities Act of 1933, Parent will:

(i)	subject to the terms and conditions of Section 8.4 and this

Section 8.5, prepare and file with the SEC the Registration Statement and use its commercially reasonable efforts to cause the Registration Statement to become and remain effective for up to three (3) years to effect the sale of the Stock Consideration;

(ii)  prepare and file with the SEC such amendments to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement effective for the earlier to occur of three (3) years or the sale by such respective Shareholders of all Stock Consideration so registered;

(iii) furnish to such Shareholders such reasonable number of copies of the Registration Statement, preliminary prospectus, final prospectus and such other documents as the Shareholders may reasonably request in order to facilitate the public offering of the shares of the Stock Consideration;

(iv) prepare and promptly file with the SEC and promptly notify the Shareholders of the filing of such amendment or supplement to the Registration Statement or prospectus as may be necessary to correct any statements or omission if, at the time when a prospectus relating to such shares of the Stock Consideration is required to be delivered under the Securities Act of 1933, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and

(v)  advise such Shareholders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Securities and Exchange Commission suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued. Such Shareholders, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 8.5(a)(iv) or (v), will forthwith discontinue disposition of the shares of Stock Consideration until such Shareholders' receipt of the copies of the supplemented or amended prospectus contemplated by Section 8.5(a)(iv) or until advised in writing by Parent that the use of the prospectus may be resumed and have received copies of any additional or supplemental filings which are incorporated by reference in the prospectus. If so directed by Parent, such Shareholders will deliver to Parent all copies, other than permanent file copies then in such Shareholders' possession, of the prospectus required to be supplemented or amended.

(b)       Notwithstanding anything to the contrary in this Agreement, if at any time after the filing of a registration statement or after it is declared effective by the Securities and Exchange Commission, Parent determines, in its sole discretion that such registration and the offering of shares of the Stock Consideration covered by such registration would interfere with or otherwise adversely affect any financing, acquisition, corporate reorganization or other material transaction or development involving Parent or any of its Affiliates or require Parent to disclose material matters that otherwise would not be required to be disclosed at such time, then Parent may require the suspension of the distribution of any shares of Common Stock thereunder (a "Blackout Period") by giving notice to the

Shareholders; provided, however, that Parent may require such suspension only if the distribution of all other shares of the Stock Consideration proposed by Parent to be distributed in such registration is also suspended and the suspension ends as soon as the material matters are disclosed. Any such notice need not specify the reasons for such suspension if Parent determines, in its sole discretion, that doing so would interfere with or adversely affect such transaction or development or would result in the disclosure of material nonpublic information. In the event such notice is given, then until Parent has determined, in its sole discretion, that such registration and distribution would no longer materially interfere with the matters described in the immediately preceding sentence and has given notice thereof to the respective Shareholders, Parent's obligations under Section 8.4 and this Section 8.5 will be suspended.

(c)       Parent's obligations under Sections 8.4 and 8.5 to the respective Shareholders will be conditioned on such Shareholders' compliance with the following:

(i)   the affected Shareholders will cooperate with Parent in connection with the preparation of the Registration Statement, and for so long as Parent is obligated to keep the Registration Statement effective, the respective Shareholders will provide to Parent, in writing in a timely manner, for use in the Registration Statement (and expressly identified in writing as such), all information regarding such Shareholders and such other information as may be necessary and required by applicable Law to enable Parent to prepare the Registration Statement and the related prospectus covering the applicable shares of Stock Consideration owned by such Shareholders and to maintain the currency and effectiveness thereof;

(ii)  such Shareholders will permit Parent, its representatives and agents to examine such documents and records and will supply in a timely manner any information as they may reasonably request in connection with the registration of the Stock Consideration;

(iii) during such time as such Shareholders may be engaged in a distribution of the shares, the Shareholders will comply with all applicable Laws, including Regulation M promulgated under the Securities Exchange Act of 1934, and, to the extent required by such Laws, will, among other things: (A) not engage in any stabilization activity in connection with the securities of Parent in contravention of such rules; (B) distribute the Stock Consideration solely in the manner described in the applicable registration statement; and (C) if required by applicable Law, rules or regulations, cause to be furnished to each agent or broker dealer to or through whom the Stock Consideration may be offered, or to the offeree if an offer is made directly by such Shareholders, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree, provided that Parent shall provide such Shareholders with an adequate number of copies thereof; and

(iv) on notice from Parent of the happening of any of the events specified in Section 8.5(a)(iv) or (v), or that as set forth in Section 8.5(b), Parent requires the suspension by the Shareholders of the distribution of any of the Stock Consideration owned by the Shareholders then the Shareholders will cease offering or distributing the Parent Common Stock owned by the Shareholders until the offering and distribution of the Parent Common Stock owned by the Shareholders may re-commence in accordance with the terms hereof and applicable Law.

8.6       Costs and Expenses. Except as otherwise provided in Section 3.1(d), Parent shall bear the following fees, costs and expenses in connection with its obligations under Sections 8.4 and 8.5, including, without limitation: all registration, filing and NASD fees, printing expenses, all internal Parent expenses and all legal fees and disbursements and other expenses of complying with state securities or Blue Sky Laws of any jurisdiction in which shares of Parent Common Stock to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Shareholders, underwriting discounts and commissions and transfer taxes for the Shareholders incurred by the Shareholders shall be borne by the Shareholders.

8.7	Registration; Indemnification.

(a)       Parent shall indemnify and hold harmless the Shareholders, from and against any and all loss, damage, liability, cost and expenses to which the Shareholders or any of its (his) controlling persons or Affiliates may become subject under the Securities Act of 1933 or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement which covers the resale of shares of Parent Common Stock owned by the Shareholders, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Parent shall not be liable in any such case to the extent that any such loss, damage, liability, costs or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Shareholders, which has not been altered or supplemented subsequently by any Shareholder for inclusion in such Registration Statement.

(b)       Each Shareholder severally shall indemnify and hold harmless Parent and any underwriter (as defined in the Securities Act of 1933) for Parent, and each person, if any, who controls Parent or such underwriter within the meaning of the Securities Act of 1933 from and against any loss, damage, liability, cost or expense to which Parent or any such underwriter or controlling person may become subject under the Securities Act of 1933 or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such Shareholder for inclusion in the Registration Statement, prospectus or amendment or supplement thereto where such information was not altered or supplemented subsequently by the respective Shareholder providing such information.

(c)	Promptly after receipt by an indemnified Party pursuant to the provisions of paragraph (a) and (b) of this Section 8.7 of notice of commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified Party shall promptly notify the indemnifying Party of the commencement thereof, but the omission to so notify the indemnifying Party will not relieve indemnifying Party from any liability which it may have to any indemnified Party, except to the extent that the indemnifying Party is materially prejudiced by the failure to give such prompt notice. In the case such action is brought against any indemnified Party and it notifies the indemnifying Party of the commencement thereof, the indemnifying Party shall have the right to participate therein, and, to the extent that it may wish, jointly with any other indemnifying Party similarly notified, to assume the defense thereof. After notice from the indemnifying Party to such indemnified Party of indemnifying Party's election so to assume the defense thereof, the indemnifying Party will not be liable to such indemnified Party pursuant to the provisions of said paragraph (a) or (b) for any legal fees or other expense subsequently incurred by such indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying Party has authorized the employment of counsel for the indemnified Party at the expense of the indemnifying Party.

8.8       No Assignment. The registration rights granted to the Shareholders pursuant to Sections 8.4 and 8.5 are not assignable to any Person other than the Shareholders' successors in interest who specifically agree in writing to be bound by the terms of these Sections 8.4-8.8 inclusive.. Any assignment shall be null and void ab initio.

8.9       [REDACTED]. Parent and Surviving Business Entity agree to use their commercially reasonable efforts, including processing of documents, following the Closing to assist in the transfer [REDACTED] from the Company to Surviving Business Entity.

8.10     Expenses Related to Employee Terminations. The Company in its sole discretion has agreed to the termination of employment of the following employees it has deemed will not be required after the Closing: [REDACTED] (the "Discontinued Employees"). The Discontinued Employees shall be provided notice of termination by (a) the Company prior to the Closing or (b) the Surviving Business Entity no more than five days after the Closing. All Discontinued Employees shall be terminated within 21 days after the Closing. The Company shall prior to the Closing accrue on its books current liabilities for all expenses related to exit incentives and applicable withholding taxes for such terminations in the amount of [REDACTED]. All Discontinued Employee costs after the Closing including COBRA costs associated with the termination of [REDACTED] (one month for each) and [REDACTED] (two months) shall be borne by the Surviving Business Entity and neither the Company nor the Shareholders shall have any liability for same.

8.11     Post Closing Allowance. Notwithstanding any other provision of this Agreement, up to ten thousand dollars ($10,000) in post Closing expenses shall be spent by the Surviving Business Entity as [REDACTED] directs in his discretion for miscellaneous matters connected with either pre or post Closing matters, provided the amount to be spent is accrued on books of the Company prior to Closing.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1       Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any other Transaction Document, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by or on behalf of any Party hereto and any information which any Party may receive or have. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall survive for 18 months immediately following the Closing Date (the "Survival Period Ending Date"), and no Claim with respect thereto may be asserted after the expiration of the Survival Period Ending Date; provided, however, that: (a) the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Capitalization), Section 5.3(a), (b), (c), (d)(i) and (iii) - (v) and (e) (Authority, Approvals, Enforceability and Consents), Section 5.19(a) (first sentence only) (Title), Section 6.1 (Ownership of Shares, Title), Section 6.2(a), (b) and (c)(i), (ii) and (iii) (Capacity, Enforceability and Consents), Section 7.1 (Organization and Good Standing) and Section 7.2(a), (b), and (c) and (d)(i), (iii) and (iv) (Authority, Approvals, Enforceability and Consents) and the indemnity obligations for the inaccuracy or breach of such representations and warranties shall survive until the tenth anniversary of the Closing Date; (b) the representations and warranties contained in Section 5.7 (Taxes), Section 5.15 (Employee Benefit Plans), Section 5.22 (Brokers) and Section 7.3 (Brokers) and the indemnity obligations for the inaccuracy or breach of such representations and warranties shall survive until 60 days following the expiration of the applicable statutes of limitation; and (c) the representations and warranties contained in Section 5.17 (Environmental Matters) and the indemnity obligations for the inaccuracy or breach of such representations and warranties shall survive until the third anniversary of the Closing Date. The applicable indemnity obligations for breach thereof that terminate pursuant to this Section 9.1, and the liability of any Party with respect thereto pursuant to this Article IX, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which such Claim is based prior to the expiration of the applicable survival period; the filing of a lawsuit is not required.

9.2	Indemnification. The Parties shall indemnify each other as set forth below:

(a)       The Shareholders shall jointly and severally indemnify and hold harmless Parent, its Affiliates (including from and after the Closing, the Surviving Corporation) and their respective Representatives (collectively, the "Parent Indemnified Parties") from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)   any inaccuracy or breach as of the Closing Date of any representation or warranty of the Shareholders and the Company contained in Article V of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Shareholders and the Company in connection therewith at or in connection with the Closing, or any Third Party Claim based upon facts that, if true, would constitute such an inaccuracy or breach, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects) or

"Material Adverse Effect" qualification (including qualifications indicating accuracy with such exceptions as, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect);

(ii)  the breach by the Company or the Shareholders of, or the failure by the Company or the Shareholders to perform, any of their covenants or agreements contained in this Agreement; and

(iii) any Transaction Expenses incurred by the Company that are not included in Closing Working Capital.

Provided, that: (x) other than for (1) fraud or intentional misrepresentation or (2) Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of any inaccuracy or breach of any of the Specified Basket Representations, the Shareholders shall not be responsible for any Losses referred to in Section 9.2(a) until the cumulative aggregate amount of all such Losses exceeds the Basket Amount, in which event the Shareholders shall then be liable for all Losses including the Basket Amount; and (y) other than for (1) fraud or intentional misrepresentation or (2) Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of any inaccuracy or breach of any of the Specified Cap Representations, the cumulative aggregate indemnity obligation of all Shareholders with respect to the matters referred to in this Section 9.2(a) shall in no event exceed [REDACTED] (the "Cap Amount").

(b)       The Shareholders shall jointly and severally indemnify and hold harmless the Parent Indemnified Parties from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)   any inaccuracy or breach as of the date of this Agreement or the Closing Date of any representation or warranty of the Shareholders contained in Article VI of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Shareholders in connection therewith at or in connection with the Closing, or any Third Party allegation or Claim based upon facts that, if true, would constitute such an inaccuracy or breach, in each case, without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects) or "Material Adverse Effect" qualification (including qualifications indicating accuracy with such exceptions as, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect); or

(ii)  the breach by the Shareholders of, or the failure by the Shareholders to perform, any of their covenants or agreements contained in this Agreement.

(c)       Regardless of what is said anywhere else in this Agreement, the Shareholders shall have:

(i)   Joint and several liability for Losses up to the full amount of the Holdback and

(ii)	Joint liability based on each Shareholder's pro rata

ownership in the Company for Losses related to (1) fraud or intentional misrepresentation or (2) any of the Specified Basket Representations ("X Losses"), up to the full amount of any Earn Out, if the entire amount of the Holdback has already been applied to Losses, or the Holdback has already been paid out to the Shareholders.

If (A) (1) all Losses exceed the amount of both the Holdback and the Earn Out, or (2) the Holdback Period has expired, or (3) the Earn Out has been paid out to the Shareholders and (B) such Losses are X Losses, then the liability of the Shareholders for such X Losses shall be borne jointly only by the Shareholders, other than Wetzel and Bare, and such joint liability shall be based on the four Shareholders' pro rata ownership of the Company, after excluding the ownership of Wetzel and Bare. For the avoidance of doubt, with respect to X Losses, amounts in the Holdback and the Earn Out shall be exhausted before any Parent Indemnified Party shall proceed against any of the four individual Shareholders for X Losses.

(d)       Parent shall indemnify and hold harmless Shareholders and their Representatives (collectively, the "Shareholders Indemnified Parties") from and against any Losses based upon, to the extent arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)   the inaccuracy or breach as of the date of this Agreement or the Closing Date of any representation or warranty of Parent or its Affiliates contained in Article VII of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document, or instrument delivered by Parent or its Affiliates in connection therewith at or in connection with the Closing or any Third Party Claim based upon facts that, if true, would constitute such an inaccuracy or breach; and

(ii)  the breach by Parent or its Affiliates of, or the failure by Parent or its Affiliates to perform, any of its covenants or agreements contained in this Agreement.

9.3	Indemnification Procedures.

(a)       If any Parent Indemnified Party, on the one hand, or any Shareholder Indemnified Party, on the other hand (the "Indemnified Party"), has a Claim or receives actual notice of any Claim, or the commencement of any Claim that could give rise to an obligation on the part of Shareholders, on the one hand, or Parent, on the other hand, other than a Third Party Claim, to provide indemnification (the "Indemnifying Party") pursuant to this Article IX, the Indemnified Party shall promptly give the Indemnifying Party notice thereof (the "Indemnification Claim Notice"); provided, however, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party, actually materially damages the Indemnifying Party.

(b)       Upon an Indemnified Party obtaining actual knowledge of a Claim, or the commencement of any Claim by a Third Party (a "Third Party Claim") that could give rise to an obligation to provide indemnification pursuant to this Article IX, the Indemnified Party will give the Indemnifying Party prompt written notice thereof (the "Third Party

Indemnification Claim Notice"); provided, however, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party shall not prevent the Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party's ability to defend against such Third Party Claim.

(c)       Any Indemnification Claim Notice or Third Party Indemnification Claim Notice will describe the Claim and the facts underlying the Claim in reasonable detail. The Indemnifying Party shall confirm in writing to the Indemnified Party within 15 days after a receipt of a Third Party Indemnification Claim Notice that the Indemnifying Party accepts responsibility to indemnify and hold harmless the Indemnified Party therefor and demonstrates to the Indemnified Party's reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of the potential liability in connection with such Claim. The Indemnifying Party may elect to assume control over the compromise or defense of such Third Party Claim at the expense of the Indemnifying Party and by counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume control over the defense of such Third Party Claim, the Indemnifying Party shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of the intent of the Indemnifying Party to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that: (i) the Indemnified Party may employ counsel at such Indemnified Party's own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its or his Affiliates; and (iv) no Indemnifying Party will, without the prior written consent of such Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification is sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent involves no payment on the part of the Indemnified Party and includes an unconditional release of the Indemnified Party from all liability arising out of such Third Party Claim.

(d)       Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall have sole control over the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise): (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses reasonably available to it that are different from or additional to those available to the other Party or that a conflict of interest between such Parties may exist in respect thereto; (iii) any Third Party Claim pursuant to Section 9.2(a) prior to such time as the aggregate amount of Parent's Losses pursuant to such Third Party Claim and all prior Claims pursuant to

Section 9.2(a) are not reasonably expected to exceed the Basket Amount (as applicable) or after such time as the aggregate amount of the Losses of Parent Indemnified Parties pursuant to such Third Party Claim and all prior Claims pursuant to Section 9.2(a) are reasonably expected to exceed the Cap Amount; and (iv) any Third Party Claim relating to Taxes of the Company for periods after the Closing Date; provided, however, that with respect to any such Third Party Claim relating to Taxes, the Shareholders may participate in the conduct thereof and Parent shall not settle or compromise such Third Party Claim without the consent of the Shareholders, such consent not to be unreasonably withheld, conditioned or delayed.

(e)       If the Indemnifying Party (A) elects not to assume the defense, settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of his or its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or (B) if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Claim, the Indemnified Party may, at the Indemnifying Party's expense, pay, defend, settle, adjust or compromise such asserted liability (provided the Indemnifying Party shall nevertheless be required to pay all Losses up to the Cap Amount incurred by the Indemnified Party in connection with such payment, defense, settlement, adjustment or compromise). In connection with any defense of a Third Party Claim (whether by the Indemnifying Parties or the Indemnified Parties), all of the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a Party in connection therewith.

9.4	Payment of Indemnification Claims

(a)       If any Indemnified Party is entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be made in cash upon demand; provided, however, that a Parent Indemnified Party shall proceed (i) only against the Holdback during the Holdback Period until the Holdback is depleted, (ii) then against the Earn Out, if any, during the Earn Out Period until the Earn Out, if any, is depleted and (iii) then against the respective Shareholders only for those Claims, if any as provided in Section 9.2(b).

(b)       Parent may, at its option (at any time and from time to time), reduce any amount owed by Parent or one of its Affiliates to any Shareholder Indemnified Person under this Agreement (whether pursuant to this Article IX or otherwise) or any other Transaction Document by all or part of any amount owed by the Shareholders to Parent or one of its Affiliates under this Agreement (whether pursuant to this Article IX or otherwise) or any other Transaction Document.

(c)       Any payment made by the Shareholders or Parent pursuant to this Article IX will be deemed an adjustment to the Net Closing Consideration.

9.5	Taxes. To the extent the provisions of Article IX are inconsistent with the provisions of

Section 8.3, the provisions of Section 8.3 shall control as to Losses with respect to Taxes that are subject to Section 8.3. Article IX shall otherwise apply to Losses resulting from the inaccuracy or breach as of the date of this Agreement or the Closing Date of any covenant of the Shareholders, any representation or warranty of the Shareholders and/or the Company contained in Section 5.7, or any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Shareholders or the Company in connection therewith at or in connection with the Closing, or any Third Party allegation or Claim based upon facts that, if true, would constitute such an inaccuracy or breach.

9.6       No Contribution From the Company, Etc. Notwithstanding anything in this Agreement to the contrary, the Shareholders acknowledge and agree that they do not have any right of indemnification, contribution or reimbursement from or remedy against the Company as a result of any indemnification they, or any of them, are required to make under or arising out of the breach or inaccuracy of any representations, warranties, covenants or other obligations contained in this Agreement or in any certificate, document or other instrument delivered by the Shareholders in connection herewith.

ARTICLE X

MISCELLANEOUS

10.1     Expenses. Except as provided in Sections 3.1(d), each of the Parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such Party) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (the "Transaction Expenses") whether or not such transactions are consummated; provided, however, that all Transaction Expenses of the Shareholders are recorded on the books of the Company prior to the Closing Date.

10.2     Certain Interpretative Matters. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement. As used herein, (a) words in the singular shall include the plural and vice versa and words of one gender shall include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, (c) Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified, and (d) unless the context otherwise requires, the word "or" is not exclusive. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The Parties intend that each representation, warranty and covenant herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant, as the case may be.

10.3     Notices. All notices or other communications required or permitted hereunder shall be given in writing by certified mail (return receipt requested) or nationally recognized overnight delivery service (such as Federal Express), in each case, at such Party's address, or such other address, as such Party may hereafter specify by notice to the other Parties given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified mail return receipt requested:

If to the Shareholders:

Gerard J. Grenier

Shareholders' Representative

[REDACTED]

with a copy (not constituting notice) to:

Manatt, Phelps & Phillips, LLP

1001 Page Mill Road, Building 2

Palo Alto, CA 94304

Attention: Jerrold F. Petruzzelli

If to Parent or Surviving Business Entity:

National Technical Systems, Inc.

24007 Ventura Boulevard

Calabasas, CA 91302

Attention: Doug Briskie

with a copy (not constituting notice) to:

Sheppard Mullin Richter & Hampton LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111

Attention: James J. Slaby

If to individual Shareholders:

David Bare

[REDACTED]

Jerry Grenier

[REDACTED]

Barry Klinger

[REDACTED]

Thomas Parker

[REDACTED]

Eddie Pavlu

[REDACTED]

Tom Wetzel

[REDACTED]

10.4     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and the provisions of Article IX and Section 10.13 hereof shall inure to the benefit of the Indemnified Parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

10.5     Entire Agreement. This Agreement and the other Transaction Documents (including the Schedules and Exhibits hereto and thereto) embody the entire agreement and understanding of the Parties and their respective Affiliates with respect to the transactions contemplated hereby and merge into, supersede and cancel all prior written or oral commitments, arrangements or understandings with respect to such transactions, including the Letter of Intent dated January 25, 2008 among the Company, Parent and the Shareholders, provided that the confidentiality agreement dated as of November 20, 2007 between the Company and Parent shall survive until the Closing is consummated. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement and the other Transaction Documents.

10.6     Modifications, Amendments and Waivers. This Agreement shall not be modified or amended except by an instrument or instruments in writing signed by Parent, Merger Subsidiary, the Company and the Shareholders. Any Party may, however, waive compliance by any other Party or Parties with any term or provision hereof on the part of such other Party or Parties to be performed or complied with so long as such Party's waiver is in a writing signed by such Party. Any waiver or amendment may be retroactive or prospective. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any Party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach unless such waiver so provides by its terms. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

10.7     Counterparts. This Agreement may be executed in one or more counterparts, each an original, and all of which shall be considered one and the same instrument, and will become effective when all Parties have received copies of all other Parties' signatures (counterparts or otherwise). Copies of executed counterparts transmitted by PDF, telecopy, or other electronic transmission shall be considered original executed counterparts for purposes of this Section 10.7.

10.8     Governing Law. THIS AGREEMENT AND (UNLESS EXPRESSLY SET FORTH THEREIN) EACH OF THE OTHER TRANSACTION DOCUMENTS SHALL BE

GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

10.9     Severability. To the fullest extent allowable under law, the Parties waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Notwithstanding the immediately preceding sentence, if any provision of this Agreement is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction such shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, only in such jurisdiction with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be and (b) without limitation of clause (a), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or its remaining provisions, including in any other jurisdiction.

10.10   Submission to Jurisdiction. Each Party for itself or himself and its or his Affiliates hereby irrevocably and unconditionally:

(a)       (i) agrees that any suit, action or proceeding instituted against him or it by any other Party with respect to this Agreement or (unless expressly set forth therein) any other Transaction Document shall be instituted in the courts of the County of Los Angeles of the State of California, or the U.S. District Court for the Central District of California (and appellate courts from any of the foregoing) as the Party instituting such suit, action or proceeding may elect, (ii) consents and submits, for himself or itself and his/its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against him or it by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b)       agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 10.10(a) may be effected by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to the Company, Parent, the Shareholders' Representative, or the Shareholders, as the case may be, at the addresses for notices pursuant to Section 10.3 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 10.10 shall affect the right of any Party to serve process in any other manner permitted by law;

(c)       (i) waives any objection to venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document brought in any court specified in Section 10.10(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing; and

(d)       to the extent it or he has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself (himself), or its (his) property, hereby irrevocably waives such immunity in respect of its (his) obligations with respect to this Agreement and (unless expressly set forth therein) the other Transaction Documents.

10.11   Specific Performance. The Parties acknowledge that they would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by such Parties and, if applicable, their Affiliates, in accordance with its terms and therefore, each Party agrees that the Parties may be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which a Party may be entitled at law or in equity without the necessity of proving the inadequacy as a remedy of money damages.

10.12   No Presumption. With regard to all provisions of this Agreement and the other Transaction Documents, the same have been negotiated, prepared and drafted by all Parties, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any such provision.

10.13   No Third Party Beneficiary. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and, except as provided in Section 8.7 and Section 9.2, shall not confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Without limitation of the right of Parent to bring any action for indemnity under Section 8.7 on behalf of Parent or its Affiliate or of any Indemnified Party directly to bring and to maintain an action pursuant to Section 9.2, Parent may make any indemnification claim under, and may bring and maintain any action in respect of, Section 8.7 hereof on behalf of any Parent or any Affiliate, or Section 9.2 hereof on behalf of any Parent Indemnified Party.

10.14   Schedules. The Schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Schedules shall apply to the correspondingly numbered section and lettered subsection of this Agreement, and incorporated by reference in other applicable Schedules where such applicability is reasonably apparent on its face.

10.15	Shareholders' Representative.

(a)       By the execution and delivery of this Agreement, subject to the terms of Section 10.15(b), each Shareholder irrevocably appoints, authorizes and directs Gerard J. Grenier to act as such Shareholder's agent, representative, proxy and attorney-in-fact (in his capacity as Shareholders' Representative) after the Closing Date for the purpose of effecting the consummation of the transactions contemplated by this Agreement and the Transaction Documents, and exercising, on behalf of all Shareholders, the rights and powers of the Shareholders hereunder and thereunder. Without limiting the generality of the foregoing, the Shareholders' Representative shall have full power and authority, for and on behalf of the Shareholders, to take all actions, and to exercise such rights, power and authority, in connection with the transactions contemplated hereby and thereby and to exercise such rights, power and authority as are incidental thereto, to represent any Shareholder from and after the Closing, to give or receive any notices required or permitted to be given hereunder and thereunder, to accept service of process on behalf of any Shareholders, to execute and deliver, or hold in escrow and release, any exhibits or amendments to this Agreement, the Transaction Documents or any other agreements, certificates, stock powers, statements, notices, approvals, extensions or waivers relating to the transactions contemplated hereby or thereby, to conduct or cease to conduct the defense of all Claims against any Shareholder in connection with this Agreement and to settle all such Claims on behalf of all the Shareholders and exercise any and all rights that the Shareholders are permitted or required to do or exercise under Article IX, and in connection with any Claim against or by the Shareholders under this Agreement. The appointment and agency of the Shareholders' Representative is irrevocable, and shall be deemed to be coupled with an interest. Execution of this Agreement by the Shareholders shall constitute agreement to be bound by the actions of the Shareholders' Representative taken hereunder and thereunder. The Parties agree that, as to all matters arising under this Agreement and the Transaction Documents after the Closing Date, the Shareholders' Representative shall act for and on behalf of the Shareholders, and to the extent Shareholders are asked to execute documents and to take other actions after the Closing and do not do so as promptly as possible when requested, the Shareholders appoint the Shareholders' Representative as their limited irrevocable attorney in fact to execute all such documents and to take all such actions deemed necessary or appropriate by the Shareholders' Representative which shall have the same force and effect as if performed by the Shareholders themselves. When this Agreement or any Transaction Document provides that a determination or any other action or event is conclusive and binding upon the Shareholders, such determination, action or event of the Shareholders' Representative shall be conclusive and binding upon the Shareholders. The Shareholders' Representative shall have all such incidental powers as may be necessary or desirable to carry into effect the provisions of this Section 10.15, including, at the expense of the Shareholders, to retain attorneys, accountants and other advisors to assist him in the performance of his duties hereunder. All such expenses shall be shared pro rata among all of the Shareholders based upon each Shareholder's portion of the aggregate Gross Closing Consideration. Under this Section 10.15(a), however, the Shareholders' Representative shall not have the right or obligation to, and shall not, represent any Shareholder in Indemnification Claims involving any such Shareholder's several, as opposed to his joint, liability under Article IX; in any circumstance where the Shareholders do not have joint liability, each individual Shareholder shall represent his own interests, regardless of any provisions of this Section 10.15(a).

(b)       Subject to the provisions of this Section 10.15(b), the Shareholders' Representative shall serve as such from and after the Closing Date until the earlier of his removal or the completion of his obligations hereunder. The Shareholders' Representative may be replaced or terminated at any time by those Shareholders holding a majority in interest of the Company's shares immediately prior to the Closing. If the Person who is acting as the Shareholders' Representative is terminated or replaced by the Shareholders or is unable or unwilling to continue to serve as the Shareholders' Representative, or otherwise ceases to be the Shareholders' Representative, his successor shall promptly be appointed by the Shareholders holding a majority in interest of the Company's shares immediately prior to the Closing; provided, however, that the Shareholders' Representative shall not voluntarily resign without the Shareholders first selecting a successor Shareholders' Representative (reasonably satisfactory to Parent). Any successor to a Shareholders' Representative shall for purposes of this Agreement be the Shareholders' Representative and from and after such time, the term "Shareholders'

Representative" as used herein shall refer to any successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

(c)       The Shareholders' Representative shall be allowed further access to and permitted to review the Surviving Entity's books and records during normal business hours and make copies reasonably required of (i) the working papers of Parent and the Surviving Entity relating to the Earn Out or any Claims and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the Earn Out or any Claims.

(d)       The provisions set forth in this Section 10.15 shall not impose any liability or obligation on Parent or the Surviving Entity other than those explicitly set forth in this Agreement. In particular, notwithstanding in any case any notice received by Parent or the Surviving Entity to the contrary, Parent and the Surviving Entity shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, decisions and determinations of the Shareholders' Representative and (ii) to assume that all actions, decisions and determinations of the Shareholders' Representative are fully authorized and binding upon the Shareholders' Representative and the Shareholders.

[The next page is the signature page]

The Parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

NATIONAL TECHNICAL SYSTEMS, INC. By: _________________________________ Name: Title:	NTS ACQUISITION CORP. By: _________________________________ Name: Title:
ELLIOT LABORATORIES, INC. By: _________________________________ Name: Title:	ELA, LLC By: _________________________________ Name: Title:
SOLELY FOR SECTION 3, ARTICLE IX AND SECTION 10.15 AS SHAREHOLDERS' REPRESENTATIVE ____________________________________ Gerard J. Grenier
SHAREHOLDERS
____________________________________ Gerard J. Grenier	____________________________________ Thomas H. Parker
____________________________________ Barry W. Klinger	____________________________________ Edward J. Pavlu, III
The Gerard J. Grenier Revocable Trust U/A/D July 24, 1986, as amended ____________________________________ Gerard J. Grenier, as Settlor and Trustee	____________________________________ Thomas E. Wetzel ____________________________________ David W. Bare

EXHIBIT A

CERTAIN DEFINED TERMS

For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

"Affiliate" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

"Associate" means, with respect to any Person: (a) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of: (i) any class or type of equity securities or other profits interest; or (ii) the combined voting power of securities ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

"Basket Amount" means an amount equal to [REDACTED].

"Business Day" means a day other than Saturday, Sunday or any other day which commercial banks in San Francisco, California are authorized or required by law to close.

"Closing Working Capital" means Working Capital as of 12:01 a.m. (California time) on the Closing Date.

"Comerica Debt" means the amounts outstanding as of the Closing Date under that certain Loan and Security Agreement (Accounts and Inventory), by and between Comerica Bank - California and Elliott Laboratories Inc., dated June 11, 2002.

"Company Agreements" means all contracts to which the Company is a Party or by which the Company or any of their respective properties may be bound or affected.

"Contract" means any agreement, contract, commitment, instrument, undertaking or arrangement, whether written or oral.

"Copyrights" means all copyrights and registrations and applications therefor and all other rights corresponding thereto, and mask works and registrations and applications therefor.

"Debt" means (a) all of the indebtedness for borrowed money of the Company, (b) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments (including capital lease obligations), (c) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement, (d) all outstanding obligations of the Company under acceptance, letter of credit or similar facilities, (e) all indebtedness of the type described in clauses (a) and (b) above guaranteed, directly or indirectly, in any manner by the Company, including interest and penalties thereon, (f) any indebtedness of the type described in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company, (g) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any items of indebtedness of the type described in clauses (a) through (e) above, and (h) all obligations of the Company for the deferred purchase price of property or services.

"Domain Names" means all Internet addresses and domain names.

"Employment Agreement" means the Employment Agreement dated as of the date of the Agreement between the Company and Pavlu.

"Environmental Laws" means all U.S., state and local statutes, codes, regulations, rules, ordinances, policies, decrees, guidelines, guidances, policies, orders or decisions, including the common law, arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material; (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Materials at real property owned, leased or used by the Company; (d) remediation, reclamation or restoration of real property owned, leased or used by the Company; and (e) workplace health and safety and protection of employees from workplace hazards.

"GAAP" means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

"Government Authority" means any foreign, United States or international, federal, state or local (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

"Hazardous Materials" means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as "hazardous" (including "hazardous substances" or "hazardous wastes"), "toxic", a "pollutant" or a "contaminant" pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance which is subject in any respect to any Environmental Law, or which poses or could pose a threat or nuisance to health or the environment.

"Insider" means Shareholders, any director or officer of the Company, and any Affiliate, Associate or Relative of any of the foregoing Persons.

"Intellectual Property" means all intellectual property rights arising under the laws of any jurisdiction in which the Company currently is conducting business with respect to, arising from or associated with the following: (i) Domain Names; (ii) Marks; (iii) Patents; (iv) Copyrights; (v) Trade Secrets; and (vi) all moral rights, rights of publicity and other intellectual property and proprietary rights of a similar nature.

"Knowledge" means, when used with respect to the Company, the actual knowledge after reasonable inquiry of Pavlu, Parker, Klinger or Grenier.

"Law" or "Laws" means all statutes, codes, ordinances, decrees, rules, regulations, standards, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies or other requirement of any Government Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

"Legal Expenses" means the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted Claim.

"Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license (excluding any Third Party license of Intellectual Property), covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the UCC or any other Law of any jurisdiction).

"Losses" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities (whether asserted or unasserted, absolute or contingent) or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable Legal Expenses).

"Marks" means all trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world.

"Material Adverse Effect" means any circumstance, state of facts or matters, change, event, occurrence, action or omission that could have or result in a material adverse effect on (i) the business, assets, liabilities, results of operation, operations, financial condition of the Company or (ii) the ability of the Company or the Shareholders to perform their respective obligations under this Agreement or any other Transaction Document.

"Ordinary Course" means, with respect to an action taken by a Person:

(a)       such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)       such action is not required to be authorized by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)       such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Patents" means all patents, patent applications (including any divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues) and rights in respect of utility models or industrial designs.

"Permit" means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, certificate, variance or other similar permit, right or authorization from any Government Authority and all pending applications therefor.

"Permitted Liens" means all:

(a)       liens for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty;

(b)       the title and other claims of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement;

(c)       such minor imperfections in title as do not detract in any material respect from the value or utility of the subject property in the operation of the business that uses such property.

"Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, or any other form of business or legal entity or Governmental Authority.

"Real Properties" means all real properties and shares in real properties (including any leasehold interests, licenses, options or reversionary interests), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets).

"Real Property Leases" means all leases, subleases, licenses and other occupancy agreements, and all amendments, modification or supplements thereto or renewals thereof, relating to Real Properties and to which the Company is a Party or pursuant to which the Company uses or occupies any Real Property.

"Relative" of a Person means such Person's spouse, such Person's parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

"Remedial Action" means all action required under applicable Laws: (x) to clean-up, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

"Representatives" of any Person mean such Person's officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

"Securities Act" means the Securities Act of 1933, as amended.

"Shareholders' Representative" shall mean Grenier or his successor then serving as such pursuant to Section 10.15(b).

"Specified Basket Representations" means Sections 5.1 (first and last sentences only) (Organization and Good Standing), 5.2 (Capitalization), 5.3(a), (b), (c), (d)(i) and (iii) - (v) and (e) (Authority, Approvals, Enforceability and Consents), 5.7 (Taxes), 5.15 (Employee Benefit Plans), 5.19(a) (first sentence only) (Title) and 5.22 (Brokers).

"Specified Cap Representations" means Sections 5.1 (first and last sentences only) (Organization and Good Standing), 5.2 (Capitalization), 5.3(a), (b), (c), (d)(i) and (iii) - (v) and (e) (Authority, Approvals, Enforceability and Consents), 5.7 (Taxes), 5.15 (Employee Benefit Plans), 5.17 (Environmental Matters), 5.19(a) (first sentence only) (Title) and 5.22 (Brokers).

"Subsidiary" means any Person whose outstanding Voting Securities are more than 50% owned or controlled, directly or indirectly, by the Company.

"Tax" or "Taxes" means all federal, state, local, and foreign taxes, and other charges, customs, duties or assessments of any kind whatsoever (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority, and including any such taxes imposed upon Third Parties for which the Company has liability as an indemnitor or successor. "Tax" includes, without limitation, (i) all income (whether net or gross), excise, franchise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers' compensation, social security, national health contributions, pension and employment insurance contributions, use, value added, capital, license, severance, stamp, premium, windfall profits, environmental, capital stock, profits, withholding, disability, employment, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not), including, without limitation, any related charges, fees, interest, penalties, additions to tax or other assessments and (ii) liabilities for the payment of any amounts as a result of being a member of an affiliated, combined, or unitary group or otherwise.

"Tax Audit" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

"Tax Authority" means the IRS and any other domestic or foreign governmental entity responsible for the administration of any Taxes.

"Tax Returns" means all federal, state, local, and foreign tax returns of any kind whatsoever, including any declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

"Third Party" means any Person other than the Company, the Shareholders, Parent, Merger Subsidiary or Double Merger Subsidiary, or any of their respective Affiliates.

"Trade Secrets" means all know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases, and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

"Transaction Document" means the Agreement and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

"UCC" means the Uniform Commercial Code, as amended, and any successor thereto.

"Voting Securities" means any class or classes of ownership shares of a Person pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors (or similar body), irrespective of whether or not, at the time, any other class or classes of shares shall have, or might have, voting power by reason of the happening of any contingency.

"Working Capital" means total current assets (excluding deferred income tax assets-net) less total current liabilities (excluding the current portion of notes payable, borrowings on line of credit, legal fees of the Shareholders and the Company and accrued Interest taken into account in making the adjustment required pursuant to Section 3.1(b), and excluding any deferred income tax liabilities), as determined and subject to adjustment in accordance with the provisions of this Agreement.